Exhibit 2.2

EXECUTION COPY

TRANSACTION AGREEMENT

dated as of

July 4, 2009

between

PARIS RE HOLDINGS LIMITED,

and

PARTNERRE LTD.

TABLE OF CONTENTS
________________

PAGE

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions	2
Section 1.02. Other Definitional and Interpretative Provisions	13

ARTICLE 2
THE OFFER

ARTICLE 3
THE MERGER

Section 3.01. Compulsory Merger	25
Section 3.02. Treatment of Company Options and Company RSUs	25
Section 3.03. Treatment of Company Warrants	27

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

i

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND OF PARENT

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PARENT

ARTICLE 7
COVENANTS OF THE COMPANY

ARTICLE 8
COVENANTS OF PARENT

ARTICLE 9
ADDITIONAL AGREEMENTS

ARTICLE 10
TERMINATION

Section 10.01. Termination	95
Section 10.02. Effect of Termination	97

ARTICLE 11
MISCELLANEOUS

ANNEX A	Offer Commencement Conditions

EXHIBIT A	Material Terms of Offer
EXHIBIT B-1	Company Tangible Book Value Per Share Estimate as of March 31, 2009
EXHIBIT B-2	Parent Tangible Book Value Per Share Estimate as of March 31, 2009
EXHIBIT C	Illustrative Example
EXHIBIT D	Form of Merger Agreement
EXHIBIT E	Form of Charter Amendment
EXHIBIT F	Intercompany Loan

TRANSACTION AGREEMENT

TRANSACTION AGREEMENT (this “Agreement”) dated as of July 4, 2009, between PARIS RE Holdings Limited, a Swiss corporation (the “Company”), and PartnerRe Ltd., a Bermuda exempted company (“Parent”).

W I T N E S S E T H :

WHEREAS, the respective boards of directors of the Company and Parent have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement and the Securities Purchase Agreement (as defined below) and determined that the transactions contemplated hereby and thereby are in the best interest of the respective Person and its shareholders;

WHEREAS, on the terms and subject to the conditions set forth herein, Parent will form Purchaser (as defined below) and cause Purchaser to commence a public exchange offer having the terms and conditions set forth in Exhibit A hereto (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase (i) any and all of the outstanding common bearer shares, CHF 4.51 par value per share, of the Company (the “Company Shares”) not owned by Purchaser or any of its Affiliates after giving effect to the transactions contemplated by the Securities Purchase Agreement (as defined below) in exchange for 0.300 common shares, US$1.00 par value per share, of Parent (“Parent Shares”) per Company Share, subject to adjustment pursuant to Sections 2.06(d) and 2.07 (as so adjusted, the “Per Share Consideration”), and (ii) any and all warrants to purchase Company Shares (the “Company Warrants”) not owned by Purchaser after giving effect to the transactions contemplated by the Securities Purchase Agreement in exchange for 0.167 Parent Shares per Company Warrant, subject to adjustment pursuant to Sections 2.06(d) (as so adjusted, the “Per Warrant Consideration” and, together with the Per Share Consideration, the “Offer Consideration”);

WHEREAS, on the terms and subject to the conditions set forth herein, the Company Board (as defined below) has declared and recommended, and shall convene a meeting of the Company’s shareholders for the purpose of approving a reduction of the Company’s share capital in a CHF amount equivalent to USD$3.85 per Company Share or such lesser amount as may be paid in accordance with Section 9.03 (the “Share Capital Repayment”);

WHEREAS, provided Purchaser and its Affiliates owns at least 90% of the outstanding Company Shares following consummation of the Offer, Parent will cause the Company to be merged with and into Purchaser, with each outstanding Company Share not owned by Parent or any of its Affiliates (as defined below) being exchanged for the right to receive the Per Share

Consideration, and whereupon the separate existence of the Company shall cease and Purchaser shall be the surviving company (the “Surviving Company”); and

WHEREAS, the parties intend, to the extent permitted by Applicable Law, for the Merger, together with the other transactions contemplated herein and in the Securities Purchase Agreement, to qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that (i) none of the Company or any of its Subsidiaries shall be considered an Affiliate of any of Parent or any of its Affiliates (other than the Company and its Subsidiaries), (ii) none of Parent or any of its Affiliates (other than the Company and its Subsidiaries) shall be considered an Affiliate of the Company or any of its Subsidiaries, (iii) none of the Sellers and their respective Affiliates (other than the Company and its Subsidiaries) shall be considered an Affiliate of the Company or any of its Subsidiaries, and (iv) no portfolio company in which any Seller or an Affiliate of a Seller has any investment shall be considered an Affiliate of such Seller or Affiliate.

“AMF” means the Autorité des Marchés Financiers.

“Applicable Law” means, with respect to any Person, any supranational, foreign, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, permit, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, made mandatory or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Applicable SAP” means any applicable statutory accounting principles prescribed or permitted by an insurance regulatory authority.

“Balance Sheet Date” means December 31, 2008.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, Paris or Zurich are authorized or required by Applicable Law to close.

“CHF” means Swiss Francs, being the lawful currency of Switzerland.

“Closing” has the meaning set forth in Section 2.02 of the Securities Purchase Agreement.

“Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement and the Securities Purchase Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase of 5% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, (ii) any acquisition or purchase of, or, tender offer (including a self-tender offer) or exchange offer for, its voting securities, that, if consummated, would result in such Third Party beneficially owning securities representing 5% or more of its total voting power (or of the surviving Company entity in such transaction) or the voting power of any of its Subsidiaries whose assets, individually or in the aggregate, constitute 5% or more of the consolidated assets of the Company, (iii) a merger, amalgamation, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 5% or more of the consolidated assets of the Company or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement or the Securities Purchase Agreement, or that could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by this Agreement or the Securities Purchase Agreement.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent.

“Disclosure Schedule” means the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable.

“Environmental Laws” means any Applicable Law relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“FASB” means the Financial Accounting Standards Board.

“Financial Guaranty Contract” means the reinsurance of insurance policies that provide guarantees resulting in credit rating enhancement to debt instruments.

“FINMA” means the Swiss Financial Market Supervisory Authority FINMA.

“French Participant” means a participant in a Company Stock Plan (i) who is or has been subject to French taxation (i.e., income tax and/or social security contributions) during the period between (x) the date of grant of the Company Option and/or the Company RSU and (y) the exercise of his or her Company Options and/or the vesting of his or her Company RSUs or (ii) whose Award Document (as defined in the Company Stock Plan) provides that he or she is considered a French Participant and therefore is subject to the provisions of the Company Stock Plan applicable to French Participants.

“GAAP” means generally accepted accounting principles in the United States.

“General Rules of the AMF” means the Règlement général de l’Autorité des marchés financiers and any instruction, regulation or recommendation enacted, adopted, promulgated or applied by the AMF.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental, regulatory or administrative (including social security) authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IASB” means the International Accounting Standards Board.

“Intellectual Property” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, (iii) Trade Secrets, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) rights in and to Software, (vi) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights and (vii) any similar intellectual property or proprietary rights.

“International Plan” means, whether written or as a result of Company custom required by applicable law, (x) any employment, consultancy, severance or similar agreement, plan, arrangement or policy; (y) any other plan or arrangement providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, termination payments, health and safety, working conditions or professional training programs, employee representation provisions, supplemental unemployment benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits); or (z) any loan, which is sponsored, maintained, administered, contributed to, extended or arranged by the Company or any of its Subsidiaries and covers any current of former employee, officer, director or independent contractor of the Company, provided that in each of clauses (x), (y) and (z) such individuals are located outside of the United States.

“knowledge” means the actual knowledge, after reasonable inquiry, of the officers of Parent and its Subsidiaries set forth in Section 1.01 of the Parent Disclosure Schedule or the officers of the Company and its Subsidiaries set forth in Section 1.01 of the Company Disclosure Schedule, as the case may be. It is agreed that the actual knowledge of the individuals listed in the Disclosure Schedules excludes any knowledge which may be implied, imputed or construed from or on the basis of the knowledge of any other Person including, without limitation, professional advisers or any other employee, director or officer of the Company, Parent or any of their respective Subsidiaries not so listed.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Liquidity Agreement” means an agreement made among the Company, Parent and the individual mentioned in the acceptance form to the Liquidity Agreement, which provides certain holders of Company Options the opportunity to exchange the Company Shares (or shares of Purchaser) delivered to such beneficiary in connection with such Company Options for Parent Shares.

“Market Value” means, as of any date of determination, the average closing price of the Parent Shares on the New York Stock Exchange for the 20 trading days immediately prior to such date.

“Material Adverse Effect” means, with respect to any Person, any change, state of facts, event, occurrence or circumstance, that, individually or when taken together, has a material adverse effect on (i) the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect resulting from (A) changes in the financial or securities markets or general economic, regulatory or political conditions in the United States of America, France, Switzerland, Bermuda or any other market in which such Person or its Subsidiary operates not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants primarily in the reinsurance industry, (B) changes or conditions generally affecting the reinsurance industry not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants primarily in the reinsurance industry, (C) acts of war, sabotage or terrorism not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants primarily in the reinsurance industry, (D) any failure by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (D) shall not prevent a party from asserting that any fact, change, event, occurrence, circumstance or effect that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect), (E) changes or conditions resulting in liabilities under reinsurance contracts, including any effects resulting from any earthquake, hurricane, tornado, windstorm, terrorist act, act of war or other natural or man-made disaster, (F) any change or announcement of a potential change in such Person’s or any of its Subsidiaries’ credit or claims paying rating or the ratings of any of its or its Subsidiaries’ businesses or securities (it being understood that this clause (F) shall not prevent a party from asserting that any fact, change, event, occurrence, circumstance or effect that may have contributed to such change or potential change independently constitutes or contributes to a Material Adverse Effect), (G) a change in the trading prices or volume of such Person’s capital stock (it being understood that this clause (G) shall not prevent a party from asserting that any fact, change, event, occurrence, circumstance or effect that may have contributed to such change independently constitutes or contributes to a Material Adverse Effect), (H) the execution, delivery and announcement of this Agreement and the Securities Purchase Agreement and the transactions contemplated hereby and thereby, including any loss or adverse change in, the relationship of such Person or any of its Subsidiaries with its customers, officers, employees, agents, suppliers, financing sources, business partners or regulators, (I) changes of Applicable Law, GAAP or of SAP, including accounting and financial reporting pronouncements by the IASB, the SEC, the NAIC and FASB not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants primarily in the reinsurance industry and (J) any action or failure to act required to be taken by a Person pursuant to the terms of this Agreement, or (ii) such Person’s ability to consummate the Closing.

“NAIC” means the National Association of Insurance Commissioners.

“Non-French Participant” means a participant in a Company Stock Plan who is not a French Participant.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Parent Acquisition Proposal” means any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase of 50% or more of the consolidated assets of Parent and its Subsidiaries, taken as a whole, (ii) any acquisition or purchase of, or, tender offer (including a self-tender offer) or exchange offer for, its voting securities, that, if consummated, would result in such Third Party beneficially owning securities representing 50% or more of its total voting power (or of the surviving Parent entity in such transaction), (iii) a merger, amalgamation, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Parent or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 50% or more of the consolidated assets of Parent or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement or the Securities Purchase Agreement.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation.

“Permitted Lien” means (i) statutory liens securing payments not yet due and payable, (ii) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as are not material in amount or do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iii) restrictions on transfer imposed by Applicable Law (other than due to the failure to comply with such Applicable Law), (iv) assets pledged or transferred to secure reinsurance or retrocession obligations or (v) statutory deposits.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Purchase” has the meaning set forth in the recitals of the Securities Purchase Agreement.

“Purchaser” means, (i) in the event that the Cantonal Tax Ruling with respect to GmbH Purchaser is obtained within the period specified in Section 8.02 and Parent has not exercised its right to form Bermuda Purchaser (as described in Section 8.02), GmbH Purchaser; (ii) in the event that the Cantonal Tax Ruling with respect to GmbH Purchaser is not obtained within the period specified in Section 8.02 and Parent has not exercised its right to form Bermuda Purchaser (as described in Section 8.02), AG Purchaser; or (iii) in the event Parent has exercised its right to form Bermuda Purchaser (as described in Section 8.02), for purposes of the Offer and Article 2 of this Agreement, Bermuda Purchaser, for purposes of the Merger and Article 3 of this Agreement, GmbH Purchaser, and for all other purposes of this Agreement, Bermuda Purchaser and GmbH Purchaser, collectively.

“SEC” means the Securities and Exchange Commission.

“Securities Purchase Agreement” means the Securities Purchase Agreement dated as of the date hereof among the Company, Parent and the Sellers named therein.

“Seller” has the meaning set forth in the recitals of the Securities Purchase Agreement.

“Software” means computer software, whether in source code or object code form, and all associated documentation.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Swiss Cartel Act” means the Swiss Federal Act on Cartels and Other Restraints of Competition and its implementing ordinances.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person, such as social security contributions), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee and (ii) liability of any Person for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of such Person to a Taxing Authority is determined or taken into account with reference to the activities of any other Person.

“Tax Return” means all returns and reports relating to Taxes (including claims for refund, elections, declarations, disclosures, schedules, estimates and information returns), and including any amendment thereof, required to be supplied to a Taxing Authority.

“Technology” means (i) computers, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other similar equipment and (ii) Software and all associated documentation.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Title IV Plan” means any US Employee Plan subject to Title IV of ERISA.

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

“US Employee Plan” means, whether or not written, any (w) “employee benefit plan”, as defined in Section 3(3) of ERISA; (x) any employment, consultancy, severance, change in control or similar service agreement, plan, arrangement or policy; (y) any other plan or arrangement providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits and post- employment or retirement benefits (including compensation, pension or insurance benefits); or (z) any loan; in each case which is sponsored, maintained, administered, contributed to, extended or arranged by the Company or any Affiliate and covers any current of former employee, director or independent contractor of the Company or any of its Subsidiaries who is or was employed or providing services within the United States or with respect to which the Company or any of its Subsidiaries has any liability with respect to such individuals; provided that any International Plan shall not constitute a US Employee Plan.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act and any foreign, state or local equivalent.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Referee	2.06
Additional Cantonal Tax Ruling	9.08
Adjustment Amount	2.06
Adjustment Determination Date	2.06
Administrator	5.12
Adverse Company Recommendation Change	7.06
Adverse Parent Recommendation Change	8.07
AG Purchaser	8.02
Agent	5.12
Agreement	Preamble
APIC	7.03
April Confidentiality Agreement	7.05
Bermuda Purchaser	8.02
Burdensome Condition	9.01
Cantonal Tax Ruling	9.08
CERCLA	5.07
Charter Amendment	4.02
Closing Balance Sheet	7.09
Code	Recitals
Company	Preamble

Term	Section
Company Employees	8.12
Company AMF Documents	4.07
Company Board	2.02
Company Board Recommendation	4.02
Company Disclosure Documents	4.10
Company Financial Advisor	4.17
Company Financial Statements	4.08
Company Options	4.05
Company RSU	3.02
Company Securities	4.05
Company Shareholder Approvals	4.02
Company Shareholders Meeting	7.02
Company Shares	Recitals
Company Stock Plan	3.02
Company Subsidiary Securities	4.06
Company Warrants	Recitals
Confidentiality Agreements	7.05
Converted Warrant	3.02
D&O Insurance	8.05
Deferred Delivery Date	2.06
Effective Time	3.01
e-mail	11.01
Final Offer Recommendation	2.02
Foreign Antitrust Laws	4.03
40% Differential Book Value Per Share Decline	2.06
GmbH Purchaser	8.02
IFRS	4.08
Indemnified Person	8.05
Independent Auditor	7.08
Independent Directors	2.02
Independent Expert	2.02
Initial Offer Recommendation	4.02
Insurance Entities	5.12
Investment Assets	5.13
Leased Real Property	5.04
Material Contract.	5.08
May Confidentiality Agreement	7.05
Measurement Date	2.06
Merger	3.01
Merger Ratio	3.02
NYSE	8.10
OFAC	5.02
Offer	Recitals

Term	Section
Offer Consideration	Recitals
Offer Documents	2.01
Offer Filing Date	2.01
Outstanding Shares	2.06
Parent	Preamble
Parent Board	6.02
Parent Board Recommendation	6.02
Parent Financial Statements	6.09
Parent Option	3.02
Parent RSU	3.02
Parent SEC Documents	6.07
Parent Securities	6.05
Parent Shareholder Approvals	6.02
Parent Shareholder Meeting	8.06
Parent Shares	Recitals
Parent Subsidiary Securities	6.06
Parent Termination Fee	10.02
Per Share Consideration	Recitals
Per Warrant Consideration	Recitals
Policies	5.12
Proxy Statement	9.02
Purchaser Option	3.02
Purchaser Shares	3.02
Real Property Schedule	5.04
Reinsurance Agreements	5.12
Reply Document	2.02
Representatives	7.06
Retention Period	8.12
S-4	9.02
Sanctions	5.02
SCR Pre-Conditions	9.03
SCR Intercompany Loan	9.03
SCR Step Plan	9.03
Share Capital Repayment	Recitals
Statutory Statements	5.12
Superior Proposal	7.06
Surviving Company	Recitals
Swiss Federal Tax Ruling	7.03
Tangible Book Value Per Share	2.06
Tangible Book Value Per Share Differential	2.06
Tangible Book Value Per Share Estimate	2.06
Tangible Book Value Per Share Statement	2.06
UNSC	5.02

Term	Section
Zug Tax Administration	9.08

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Annexes, Exhibits and Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement unless otherwise specified. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Annexes, Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2
THE OFFER

Section 2.01. The Offer. (a) Provided that (i) this Agreement shall not have been terminated in accordance with Section 10.01 and (ii) none of the events set forth in Annex A hereto shall exist or have occurred and be continuing (each of which events Parent expressly reserves the right to waive in its sole discretion), as promptly as practicable after the Closing, Purchaser shall file the Offer with the AMF on terms that can be declared compliant by the AMF. The date on which Purchaser files the Offer is referred to as the “Offer Filing Date”.

(b) Purchaser expressly reserves the right prior to the Offer Filing Date to make any change in the terms or conditions of the Offer; provided that, without the prior written consent of the Company, Purchaser shall not:

(i)  decrease the Per Share Consideration or the Per Warrant Consideration;

(ii)  change the form of consideration to be paid in the Offer;

(iii) decrease the number of Company Shares or Company Warrants sought in the Offer;

(iv) extend or otherwise change the expiration date of the Offer except as otherwise provided herein; or

(v) otherwise amend, modify or supplement any terms of the Offer in a manner adverse to the holders of the Company Shares or Company Warrants.

(c) The Offer shall be conducted in accordance with the General Rules of the AMF applicable to a simplified share exchange offer (offre publique d’échange simplifiée). Additionally, the Offer will expire in accordance with the offer timetable agreed to by the AMF. Notwithstanding the foregoing, without the consent of the Company, and in accordance with the General Rules of the AMF, Purchaser shall have the right to extend the Offer (i) from time to time if, at the scheduled or extended expiration date of the Offer, either (A) the S-4 has not been declared effective by the SEC upon a request therefor, there is a stop order suspending the effectiveness of the S-4 or proceedings for that purpose have been initiated or threatened by the SEC or (B) the Parent Shares have not been approved for listing on a European Union stock exchange selected by Parent pursuant to Section 8.10, and (ii) for any period required by any rule, regulation, interpretation or position of the AMF or the staff thereof applicable to the Offer or any period otherwise required by Applicable Law.

(d) Subject to the terms and conditions set forth in this Agreement, Purchaser shall, and Parent shall cause it to, accept for payment and pay for, as promptly as practicable after the expiration of the Offer and in accordance with the General Rules of the AMF, all Company Shares and Company Warrants validly tendered and not withdrawn pursuant to the Offer.

(e) As promptly as practicable after the Closing, Parent and Purchaser shall cause a presenting bank (banque présentatrice) to file with the AMF the offer letter (lettre d’offre) and the offer document (la note d’information) and shall publish a press release in accordance with the General Rules of the AMF (together, as amended from time to time, the “Offer Documents”). The

Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and amendments thereto each time before any such document is filed with the AMF, and Parent and Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Purchaser shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Parent, Purchaser or their counsel may receive from time to time from the AMF or its staff with respect to the Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in Parent’s and Purchaser’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Parent, Purchaser and their counsel in any discussions with the AMF. Public distribution of the AMF approved Offer Documents shall occur no later than the second trading day following issuance by the AMF of the statement of compliance (déclaration de conformité), and Purchaser and Parent shall use their reasonable best efforts to obtain such statement as promptly as practicable following the Closing. The AMF approved Offer Documents shall be made available free of charge at the office of Parent and the sponsoring institutions and a summary of the Offer shall be published in at least one daily newspaper with nationwide circulation in France that covers economic and financial news.

(f) Other than as provided in the SEC Relief (as defined in the Securities Purchase Agreement), Parent and Purchaser shall conduct the Offer in compliance with the 1933 Act, the 1934 Act and the respective rules promulgated thereunder.

Section 2.02. Company Action. (a) The Company represents that the board of directors of the Company (the “Company Board”), at a meeting duly called and held, has unanimously made the Initial Offer Recommendation. The Company has been advised that all of its directors and executive officers who own Company Shares intend to tender such shares pursuant to the Offer. The Company shall promptly furnish Parent with such information and such assistance as Parent may reasonably request in connection with the Offer.

(b) Promptly following the date hereof, the Company shall appoint an independent expert from the list of individuals set forth on Section 2.02(b) of the Company Disclosure Schedule (the “Independent Expert”) to prepare a report pursuant to Article 261-1-1 of the General Rules of the AMF.

(c) As soon as practicable after the Offer Filing Date and no later than five trading days following the publication by the AMF of the statement of compliance (déclaration de conformité), the Company shall (i) convene a meeting of the Company Board for the purpose of seeking, subject to Section 7.06(b), a recommendation in accordance with Article 231-16 of the General Rules of the

AMF that is consistent with the Initial Offer Recommendation (the “Final Offer Recommendation”) and (ii) file with the AMF the draft reply document (la note en réponse) (as amended from time to time, the “Reply Document”), which shall include, amongst others, the report of the Independent Expert and shall contain, subject to Section 7.06(b), the Final Offer Recommendation, if any. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the Reply Document and amendments thereto each time before such document is filed with the AMF, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Purchaser and their counsel. The Company shall provide Parent, Purchaser and their counsel with (x) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the AMF or its staff with respect to the Reply Document promptly after receipt of those comments or other communications and (y) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company and its counsel in any discussions with the AMF.

(d)               (i) Following the Closing and until the Effective Time, Purchaser shall, and Parent shall cause Purchaser to, use its reasonable best efforts to cause directors on the Company Board on the date of this Agreement that are not Affiliates or associates (as defined in Rule 12b-2 under the 1934 Act) of any Seller to constitute at least one-third of the directors on the Company Board (such directors, the “Independent Directors”).

(ii) If any Independent Director is unable or unwilling to serve due to death, disability, resignation or any other reason, the remaining Independent Director(s) shall be entitled to nominate another individual (provided that such person is not an employee of the Company, Parent or any of their respective Subsidiaries and is “independent” (as defined in the Company’s organizational regulations dated as of May 7, 2007) of each of the Company and Parent) to fill the vacancy, and Purchaser shall take all action reasonably necessary to cause the election of such individual, including nominating such individual to be elected as a director to the Company Board, calling an extraordinary general meeting or holding an ordinary general meeting within a reasonable period thereafter and voting, or causing to be voted, all Company Shares beneficially owned by it or any of its Affiliates in favor of the election of such individual. Any such individual so elected as a director of the Company Board shall be deemed to be an Independent Director for purposes of this Agreement.

(iii) If no Independent Director then remains, the other directors on the Company Board shall nominate individuals representing at least one-third of the directors on the Company Board (provided that each such person is not an employee of the Company, Parent or any of their respective Subsidiaries and is “independent” (as defined in the Company’s organizational regulations dated as of May 7, 2007) of each of the Company and Parent) to fill the vacancies, and Purchaser shall take all action reasonably necessary to cause the election of such individuals, including nominating such individuals to be elected as directors to the Company Board, calling an extraordinary general meeting or holding an ordinary general meeting within a reasonable period thereafter and voting, or causing to be voted, all Company Shares beneficially owned by it or any of its Affiliates in favor of the election of such individuals. Any such individuals so elected as directors of the Company Board shall be deemed to be an Independent Director for purposes of this Agreement.

(iv) Following the Closing and until the Effective Time, the approval of a majority of the Independent Directors shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Company Board, any extension of time for performance of any obligation or action hereunder by Parent or Purchaser and any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company. The Independent Directors shall have the authority to retain counsel (which may include current counsel to the Company) at the expense of the Company for the purpose of fulfilling their obligations hereunder.

Section 2.03. Adjustments. If, during the period between the date of this Agreement and the Effective Time,

(i) any change in the outstanding capital shares of the Company or Parent shall occur, including by reason of any reclassification, recapitalization, share split or combination, exchange or readjustment of shares, or any share dividend thereon with a record date during such period, but excluding any change that results from (A) any exercise of options or other equity awards to purchase Company Shares or Parent Shares, as applicable, granted under the Company’s or Parent’s share option or compensation plans or arrangements, and any issuance of options, other equity awards or shares pursuant to any such plans or arrangements subject to and in accordance with the terms of this Agreement, (B) any exercise or conversion of any Company Securities (including Company Warrants) or Parent Securities convertible into, or exchangeable for, Company Shares or Parent Shares, as applicable, that are outstanding as of the date hereof, (C) any bona fide issuance of Company Securities or Parent Securities subject to and in accordance with the terms of this Agreement in which Parent or the Company receives fair value for such shares (as determined in good faith by the board of directors of Parent or the Company, as applicable), (D) the issuance of Parent Shares, Parent Options, Parent RSUs and Converted Options in the Purchase, the Offer or the Merger or (E) any other action effected with the prior written consent of the other party, or

(ii) Parent or the Company shall declare, subject to and in accordance with the terms of this Agreement, a cash dividend with a record date during such period other than (A) quarterly cash dividends paid by Parent consistent with past practice and having customary record and payment dates and (B) the Share Capital Repayment, the Per Share Consideration, Per Warrant Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to provide to the holders of Company Shares or Company Warrants the same economic effect as contemplated by this Agreement prior to such event.

Section 2.04. No Fractional Shares. No fractional Parent Shares shall be issued in the Offer or the Merger. All fractional Parent Shares that a holder of Company Shares or Company Warrants would otherwise be entitled to receive as a result of the Offer or the Merger shall be aggregated and if a fractional share results from such aggregation, the number of Parent Shares to be issued shall be rounded to the nearest whole Parent Share (with 0.50 being rounded upward).

Section 2.05. Withholding Rights. Notwithstanding any provision contained herein to the contrary, either of Purchaser or Parent shall be entitled to deduct and withhold from the Offer Consideration, any amounts payable pursuant to the Merger or otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable tax law. If Purchaser or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares or Company Warrants in respect of which Purchaser or Parent, as the case may be, made such deduction and withholding.

Section 2.06. Tangible Book Value Per Share Adjustment. (a) Tangible Book Value Per Share Estimates. (i) No later than three Business Days after the date (such date, the “Measurement Date”) on which all conditions set forth in Article 8 of the Securities Purchase Agreement are satisfied or waived (other than those conditions that by their nature cannot be satisfied until or immediately prior to the Closing), each of Parent and the Company shall prepare and deliver to the other party an officer’s certificate (executed by the Chief Financial Officer of Parent or the Company, as applicable), certifying as to its estimate of its Tangible Book Value Per Share as of the Measurement Date (each, a “Tangible Book

Value Per Share Estimate”) as shown on the accompanying statement of Tangible Book Value Per Share (the “Tangible Book Value Per Share Statement”) attached to such certificate. Each party’s Tangible Book Value Per Share Statement shall set forth such party’s calculation of (x) its Tangible Book Value Per Share as of March 31, 2009, (y) its Tangible Book Value Per Share as of the most recent quarter end prior to the Measurement Date and (z) its Tangible Book Value Per Share as of the Measurement Date, and shall include only those categories of assets and liabilities and line items included in, and calculated and be in a form consistent with, the statement of Tangible Book Value Per Share of the Company and Parent, as applicable, as of March 31, 2009 included as Exhibit B-1 and Exhibit B-2, respectively, hereto. Each party’s Tangible Book Value Per Share Statement shall be accompanied with (I) a reconciliation of the material changes to such party’s consolidated common tangible shareholders’ equity since the date of its most recent quarterly or annual balance sheet filed with the SEC or the AMF, as applicable, to the Measurement Date, reflecting adjustments, among other things, for material changes or estimated changes in valuation of its investment portfolio, exchange rates, loss notifications or loss developments, catastrophe losses and accrued income, together with supporting calculations for each material adjustment, and (II) a reconciliation between the number of such party’s Outstanding Shares as of March 31, 2009 and the Measurement Date. The “Tangible Book Value Per Share” means, with respect to any Person as of any date, a fraction, the numerator of which is the excess, if any, of (A) such Person’s consolidated assets (excluding goodwill, trademarks and other intangible assets, after consideration of applicable Taxes, if any) over (B) such Person’s consolidated liabilities (after consideration of applicable Taxes, if any), in each case, as of the Measurement Date, calculated in accordance with GAAP, in the case of Parent, or IFRS, in the case of the Company, consistently applied with prior periods, and the denominator of which is the number of such Persons’ Outstanding Shares as of such date. “Outstanding Shares” means, subject to Section 2.06(f), (x) with respect to the Company as of any date, the number of Company Shares outstanding as of such date as determined in conformity with the calculation of “Number of Shares” in the Company’s “Tangible book value per share (Primary)” calculation described in the Company’s press release dated May 13, 2009 and (y) with respect to Parent as of any date, the number of Parent Shares outstanding as of such date as determined in a manner consistent with the calculation of “Basic common shares outstanding” set forth in Parent’s Financial Supplement filed with its Form 8-K on April 4, 2009.

(ii) Notwithstanding Section 2.06(a)(i), if an earthquake, hurricane, tornado, windstorm, terrorist act, act of war or other natural or man-made disaster or catastrophe event in each case of significant severity and magnitude shall have occurred within 30 days prior to the Measurement Date that in the good faith, reasonable judgment of either party could result (either alone or in combination with one or more other events) in an adjustment to the Per Share Consideration and Per Warrant Consideration pursuant to Section 2.06(d), such party shall have the right, by delivering written notice thereof to the other party at any time on or prior to the Measurement Date to designate a date no more than 30 days after the Measurement Date as the latest date on which the Tangible Book Value Estimate, the Tangible Book Value Statement and the other supporting information described in Section 2.06(a)(i) shall be delivered (in lieu of the third Business Day after the Measurement Date) (such deferred date, the “Deferred Delivery Date”); provided that if in accordance with the foregoing both parties elect to designate a Deferred Delivery Date, the Deferred Delivery Date shall be the latest date selected by either party. For the avoidance of doubt, notwithstanding the designation of a Deferred Delivery Date, the calculations of Tangible Book Value Per Share Estimates shall set forth the estimate of the relevant Tangible Book Value Per Share as of the Measurement Date.

(b) Reasonable Best Efforts. Following the time that both Tangible Book Value Per Share Estimates have been delivered, Parent and the Company shall review the other party’s Tangible Book Value Per Share Estimate and Tangible Book Value Per Share Statement and use their reasonable best efforts to reach agreement on each party’s Tangible Book Value Per Share, including giving full access to all relevant information, with due consideration being given to privilege issues and techniques for resolving them. If Parent and the Company agree on the calculation of a party’s Tangible Book Value Per Share, then such party’s Tangible Book Value Per Share as so agreed shall become final and binding between the parties.

(c) Submission to Accounting Referee. (i) If the parties are unable to agree on either or both of the parties’ Tangible Book Value Per Shares within three Business Days after the date that the Tangible Book Value Per Share Estimates have both been delivered and a party reasonably believes that the items remaining in dispute would result in an increase or decrease to the Adjustment Amount or would bear on whether a party would have the right to terminate the Agreement pursuant to Section 2.06(e), then such party shall have the right to refer the determination of such Tangible Book Value Per Share(s) to Ernst & Young LLP in the first instance, or if Ernst & Young LLP is unavailable, then PricewaterhouseCoopers LLP, or if PricewaterhouseCoopers LLP is unavailable, then KPMG LLP (the entity so selected, the “Accounting Referee”); provided that if any party’s Tangible Book Value Per Share that has not been agreed pursuant to Section 2.06(b) is not referred to the Accounting Referee within five Business Days following the date that the Tangible Book Value Per Share Estimates have both been delivered, such party’s Tangible Book Value Per Share shall be deemed equal to such party’s Tangible Book Value Per Share Estimate (as adjusted to give effect to those items as to which the parties have been able to agree pursuant to Section 2.06(b)), and such Tangible Book Value Per Share shall be final and binding upon the parties. If one or both of the parties’ Tangible Book Value Per Share Estimates are referred to the Accounting Referee, each of Parent and the Company will, at a mutually agreed time within three Business Days following such date, simultaneously submit to the Accounting Referee its final proposal (with copies thereof simultaneously delivered to the other party) with respect to each Tangible Book Value Per Share Estimate in dispute (which proposal shall specify for each Tangible Book Value Per Share Estimate in dispute, the items as to which the parties have been able to agree pursuant to Section 2.06(b) and such party’s proposal as to the items in dispute). Parent and the Company shall cooperate and assist the Accounting Referee in their review of the disputed items and the calculation(s) of the Tangible Book Value Per Share(s), including giving full access to all relevant information, with due consideration being given to privilege issues and techniques for resolving them. The Accounting Referee shall have the right, upon reasonable notice, to request that the parties make an oral presentation to the Accounting Referee regarding the items in dispute so long as each party shall be afforded a full and equal opportunity to be heard but without prolonging the date by which the Accounting Referee’s determination shall be made in accordance with the following sentence. Within 10 Business Days of the submission of such final proposals in accordance with the second sentence of this clause 2.06(c), the Accounting Referee will select, with respect to each Book Value Per Share Estimate in dispute, one of the two proposals (with no compromise or split decisions being allowed) as being the most representative of the applicable party’s Tangible Book Value Per Share, and the proposal so selected shall be final and binding between the parties. In making such determination, the Accounting Referee shall consider only those items or amounts as to which the parties have been unable to agree pursuant to Section 2.06(b), and the proposal of the party so selected by the Accounting Referee shall represent the resolution as to all remaining items or amounts in their entirety.

(ii) The fees and expenses of the Accounting Referee shall be borne by:

(A) if the Company and Parent both agree that an adjustment to the Per Share Consideration and Per Warrant Consideration is required pursuant to Section 2.06(d) and the only issue in dispute is the amount of such adjustment, (1) by Parent if (x) the absolute value of the difference between the Adjustment Amount finally determined and the Adjustment Amount that would be calculated based solely on Parent’s final proposal(s) to the Accounting Referee is greater than (y) the absolute value of the difference between the Adjustment Amount finally determined and the Adjustment Amount that would be calculated based on the Company’s final proposal(s) to the Accounting Referee and (2) by the Company if the difference in clause (1)(x) is less than the difference in clause (1)(y) and (3) otherwise equally by Parent and the Company; and

(B) if the Company and Parent disagree as to whether an adjustment to the Per Share Consideration and Per Warrant Consideration is required pursuant to Section 2.06(d), then (1) if the Accounting Referee’s final determination results in an adjustment to the Per Share Consideration and Per Warrant Consideration, by the party whose final proposal(s) would have resulted in no adjustment being made or (2) if the Accounting Referee’s final determination does not result in an adjustment to the Per Share Consideration and Per Warrant Consideration, by the party whose final proposal(s) would have resulted in an adjustment being made.

(d) Adjustment to Per Share Consideration and Per Warrant Consideration. (i) On the date that each of the Tangible Book Value Per Shares of the Company and Parent have become final and binding on the parties in accordance with Section 2.06(b) or (c) (such date, the “Adjustment Determination Date”), the Per Share Consideration and the Per Warrant Consideration shall be adjusted, to the extent applicable, in accordance with Section 2.06(d)(ii).

(ii) If the Tangible Book Value Per Share Differential is in excess of 15%, effective as of the Adjustment Determination Date:

(A) if the percentage decline of Parent’s Tangible Book Value Per Share from March 31, 2009 to the Measurement Date is less than the percentage decline of Company’s Tangible Book Value Per Share during such corresponding period, then the Per Share Consideration and the Per Warrant Consideration shall each be decreased by the Adjustment Amount; and

(B) if the percentage decline of the Company’s Tangible Book Value Per Share from March 31, 2009 to the Measurement Date is less than percentage decline of Parent’s Tangible Book Value Per Share during such corresponding period, then the Per Share and the Per Warrant Consideration shall each be increased by the Adjustment Amount.

(e) Pre-Closing Termination Rights. (i) If the Tangible Book Value Per Share Differential determined on the Adjustment Determination Date is in excess of 40% (a “40% Differential Book Value Per Share Decline”), then, in addition to the adjustments contemplated by Section 2.06(d):

(A) if the percentage decline of Parent’s Tangible Book Value Per Share from March 31, 2009 to the Measurement Date is less than the percentage decline of Company’s Tangible Book Value Per Share during the corresponding period, then Parent shall have the right to terminate this Agreement pursuant to Section 10.01(a)(iii)(A); and

(B) if the percentage decline of the Company’s Tangible Book Value Per Share from March 31, 2009 to the Measurement Date is less than the percentage decline of Parent’s Tangible Book Value Per Share during the corresponding period, then the Company shall have the right to terminate this Agreement pursuant to Section 10.01(a)(iv)(C).

(f)  Adjustment Amount Calculations.  For purposes of this Section 2.06:

(i) “Adjustment Amount” means the product of (A) the excess (expressed as a decimal), if any, of the Tangible Book Value Per Share Differential over 15%, times (B) 100, times (C) 0.004; provided that in no event shall the Adjustment Amount be in excess of 0.10.

(ii) “Tangible Book Value Per Share Differential” means the absolute value of the difference, expressed as a percentage, between the percentage decline in the Company’s Tangible Book Value Per Share from March 31, 2009 to the Measurement Date over the percentage decline of Parent’s Tangible Book Value Per Share during the same period.

(iii) The Company’s and Parent’s Tangible Book Value Per Shares at March 31, 2009 shall be equal to the Tangible Book Value Per Shares of the Company and Parent set forth on Exhibit B-1 and Exhibit B- 2, respectively, and the Company’s and Parent’s Tangible Book Value Per Shares at the Measurement Date shall be equal to the Tangible Book Value Per Shares of the Company and Parent as finally determined pursuant to Sections 2.06(b) and (c), as the case may be.

(iv) If the Company or Parent has experienced an increase in Tangible Book Value Per Share from March 31, 2009 to the Measurement Date, such Person shall be deemed to have experienced no decrease in its Tangible Book Value Per Share.

(v) Each party’s Tangible Book Value Per Share shall be appropriately adjusted for any stock split, combinations, stock dividends, recapitalizations or similar events occurring after March 31, 2009 and on or prior to the Measurement Date in order to eliminate the effect of any such events in the determination of the relative change in such party’s

Tangible Book Value Per Share from March 31, 2009 to the Measurement Date.

(vi) For purposes of calculating each party’s Tangible Book Value Per Share, (x) any issuance of Company Securities or Parent Securities after March 31, 2009 shall be disregarded (in both the numerator and denominator of the calculation thereof), other than (A) any issuance in connection with the exercise of options or other equity awards to purchase Company Shares or Parent Shares, as applicable, granted under the Company’s or Parent’s share option or compensation plans or arrangements, and any issuance of options, other equity awards or shares pursuant to any such plans or arrangements subject to and in accordance with the terms of this Agreement, (B) any issuance upon the exercise or conversion of any Company Securities or Parent Securities convertible into, or exchangeable for, Company Shares or Parent Shares, as applicable, that are outstanding on the date hereof and (C) any issuance under Parent’s existing Forward Sale Agreement, dated October 2005, as amended, in connection with the forward sale of approximately 3.4 million Parent Shares to an affiliate of Citigroup Global Markets Inc., as in effect on the date hereof, and (y) the effects of any accrual for, payment of, or hedging transaction in respect of, the Share Capital Repayment shall be disregarded. For the avoidance of doubt, any dividend paid or accrued by Parent between March 31, 2009 and the Measurement Date shall have the effect of reducing Parent’s Tangible Book Value Per Share as of the Measurement Date.

(vii) Set forth on Exhibit C are illustrative examples of the adjustment contemplated by this Section 2.06.

Section 2.07. Post-Closing Dividend Adjustment. If Parent shall declare a cash dividend or other cash distribution on the Parent Shares with a record date on or after the Closing Date (as defined in the Securities Purchase Agreement) and prior to the earliest date on which shareholders of the Company have the right to receive payment for Company Shares tendered in the Offer, then the Per Share Consideration shall be adjusted upwards by an amount equal to (a) the U.S. dollar amount of such dividend or distribution paid by Parent with respect to a Parent Share times (b) the Per Share Consideration (after giving effect to any prior adjustment) divided by (c) the Market Value (with the 20-day trading period set forth in the definition thereof decreased to five trading days) of a Parent Share as of the record date with respect to such cash dividend or other cash distribution.

ARTICLE 3
THE MERGER

Section 3.01. Compulsory Merger. Provided that this Agreement shall not have been terminated in accordance with Section 10.01, as soon as practicable after Purchaser and its Affiliates own at least 90% of the outstanding Company Shares, the parties hereto shall take all necessary and appropriate action, including seeking and the Company recommending the approval of the shareholders of the Company, to cause a merger (the “Merger”) of the Company with and into Purchaser, with each outstanding Company Share not owned by Parent, any of its Affiliates, the Company or any of its Subsidiaries being exchanged for the right to receive the Per Share Consideration, and whereupon the separate existence of the Company shall cease and Purchaser shall be the Surviving Company. The parties hereto agree that Purchaser and the Company shall, as soon as practicable after Purchaser and its Affiliates own at least 90% of the outstanding Company Shares, enter into and execute, and the Merger shall be effected in accordance with, a merger agreement substantially in the form attached hereto as Exhibit D. The time at which the Merger is effective is referred to as the “Effective Time”.

Section 3.02. Treatment of Company Options and Company RSUs. (a) Company Options Held by French Participants. With respect to Company Options held by French Participants, each Company Option granted under an equity compensation plan of the Company (in each case, as it may be amended or modified, a “Company Stock Plan”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire Company Shares and shall be converted, at the Effective Time, into an option to purchase shares of Purchaser (a “Purchaser Option”) on the same contractual terms and conditions (including date of grant) as were applicable under such Company Option (but taking into account any changes thereto, including any acceleration thereof, provided for in the relevant Company Stock Plan, or in the related award document by reason of the transactions contemplated hereby, including any adjustment of the corresponding rights in order to reflect the Share Capital Repayment as may be required by the mandatory provisions set forth by French law). The number of shares of Purchaser (the “Purchaser Shares”) subject to each such Purchaser Option shall be equal to the number of Company Shares subject to each such Company Option multiplied by the product of (x) the fair market value of one Company Share divided by (y) the fair market value of one Purchaser Share at the Effective Time (the “Merger Ratio”) and such Purchaser Option shall have an exercise price per share (rounded up to the nearest one-hundredth of a dollar) equal to the per share exercise price specified in such Company Option divided by the Merger Ratio. Each holder of a Company Option who is a French Participant shall be offered the opportunity to benefit from the Liquidity Agreement.

(b) Company Options Held by Non-French Participants. With respect to Company Options held by non-French Participants, each Company Option granted under a Company Stock Plan, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire Company Shares and shall be converted, at the Effective Time, into an option to purchase Parent Shares (a “Parent Option”) on the same contractual terms and conditions (including date of grant) as were applicable under such Company Option (but taking into account any changes thereto, including any acceleration thereof, provided for in the relevant Company Stock Plan, or in the related award document by reason of the transactions contemplated hereby, including any adjustment of the corresponding rights in order to reflect the Share Capital Repayment as may be required by the mandatory provisions set forth by French law). The number of Parent Shares subject to each such Parent Option shall be equal to the number of Company Shares subject to each such Company Option multiplied by the Per Share Consideration, rounded up (except to the extent prohibited by Applicable Law), if necessary, to the nearest whole Parent Share, and such Parent Option shall have an exercise price per share (rounded up to the nearest one-hundredth of a dollar) equal to the per share exercise price specified in such Company Option divided by the Per Share Consideration; provided that in the case of any Company Option to which Section 421 of the Code applies as of the Effective Time (after taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 of the Code, the exercise price, the number of Parent Shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

(c) RSUs Held by All Participants. With respect to both French Participants and non-French Participants, unless otherwise agreed by the parties and individual French Participants, at the Effective Time, each right of any kind, contingent or accrued, to receive Company Shares and each award of any kind consisting of, based on or relating to Company Shares granted under a Company Stock Plan (including restricted stock units (“actions gratuites”)), which is unvested, other than Company Options (each, a “Company RSU”), and is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to Company Shares and shall be converted, at the Effective Time, into a right or award with respect to Parent Shares (a “Parent RSU”) benefiting from protection for dividends and distributions in accordance with past practice of Parent and otherwise on the same contractual terms and conditions (including date of grant) as were applicable under Company RSUs (but taking into account any changes thereto, including any acceleration thereof, provided for in the relevant Company Stock Plan or in the related award document by reason of the transactions contemplated hereby). The number of Parent Shares subject to each such Parent RSU shall be equal to the number of

Company Shares subject to the Company RSU multiplied by the Per Share Consideration, rounded up (except to the extent prohibited by Applicable Law) if necessary to the nearest whole Parent Share.

Section 3.03. Treatment of Company Warrants. At the Effective Time, (a) except as set forth in clause (b) below, each Company Warrant, whether or not exercisable or vested, which is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire Company Shares and shall be converted, at the Effective Time, into a right to acquire Parent Shares (a “Converted Warrant”), on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms of the Company Warrant or other related agreement or award pursuant to which such Company Warrant was granted. The number of Parent Shares subject to each such Converted Warrant shall be equal to the number of Company Shares subject to each such Company Warrant immediately prior to the Effective Time multiplied by the Per Share Consideration, rounded up (except to the extent prohibited by Applicable Law) if necessary to the nearest whole Parent Share, and such Converted Warrant shall have an exercise price per share (rounded up to the nearest one-hundredth of a dollar) equal to the per share exercise price of each such Company Warrant in effect immediately prior to the Effective Time divided by the Per Share Consideration (as adjusted, if applicable, to give effect to the payment of the Share Capital Repayment), and (b) each Company Warrant held by Purchaser, Parent or any of their Affiliates shall be cancelled and cease to be outstanding. Notwithstanding the foregoing, any Company Warrant that is treated as a compensatory stock option under Applicable Law will be subject to Section 3.02(b).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as disclosed in any Company AMF Document filed after December 31, 2008 and before the date of this Agreement for which an English translation thereof has been made available to Parent prior to the date hereof or as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Existence and Power. The Company is a stock corporation duly organized and validly existing under the laws of Switzerland and has all organizational powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign stock corporation in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

The Company has heretofore made available to Parent true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect.

Section 4.02. Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s organizational powers and, except for (x) the issuance by the Company Board of the Final Offer Recommendation in accordance with Section 2.02(c) and (y) the approval of the Company’s shareholders (and Company Board actions, if any, necessary to implement such approvals in furtherance of the Company Board’s approval of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby) in connection with (i) the consummation of the Merger (if required by Applicable Law), (ii) the payment of the Share Capital Repayment, (iii) the appointment of the Parent Designated Directors (as defined in the Securities Purchase Agreement) to the Company Board subject to and effective upon the Closing and (iv) the amendment to the Company’s articles of incorporation (the “Charter Amendment”) in the form attached as Exhibit E hereto, have been duly authorized by all necessary action on the part of the Company. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Company Board has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interest of the Company and its shareholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including payment of the Share Capital Repayment, (iii) unanimously recommended that, if the Offer was filed with the AMF as of the date of such meeting in accordance with the terms and conditions set forth in Exhibit A hereto, the Company’s shareholders accept the Offer and tender their Company Shares and Company Warrants in the Offer (the “Initial Offer Recommendation”) and, if the Merger was to be approved on the date of such meeting in accordance with the terms of the draft merger agreement attached as Exhibit D hereto, adopt and approve the Merger (such recommendation, together with the Offer Recommendation, the “Company Board Recommendation”) and (iv) authorized the appointment of one of the individuals set forth on Section 2.02(b) of the Company Disclosure Schedule as the Independent Expert in connection with the Offer pursuant to Article 261-I1 of the General Rules of the AMF.

(c) The affirmative vote of (i) a majority of the outstanding Company Shares represented at the applicable Company Shareholders Meeting in favor of (A)  the resolution and payment of the Share Capital Repayment, (B) the appointment of the Parent Designated Directors (as defined in the Securities Purchase Agreement) to the Company Board subject to and effective upon the Closing and (C) the Charter Amendment (each, a “Company Shareholder Approval” and, collectively, the “Company Shareholder Approvals”) and (ii) at least a 90% of all outstanding Company Shares in favor of the Merger are the only votes or approvals of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the transactions contemplated by this Agreement and the Securities Purchase Agreement.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and by the Securities Purchase Agreement require no action by or in respect of, or filing with or notifications to, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership, including applicable European Commission antitrust laws and the Swiss Cartel Act (“Foreign Antitrust Laws”), (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, the General Rules of the AMF and the Euronext Paris non-harmonized market rules, and any other federal, state or non-U.S. securities laws and (iv) the approval (if any) of, or notifications (if any) to, the Delaware Insurance Commissioner, the California Insurance Commissioner, FINMA, the French Comité des entreprises d’assurance, the Canadian Office of the Superintendent of Financial Institutions, the Singapore Monetary Authority and the Bermuda Monetary Authority except, in each case, for any actions or filings the absence of which would not reasonably be expected to (A) impair the ability of the Company and its Subsidiaries to timely consummate the transactions contemplated by this Agreement or (B) be material to the Company and its Subsidiaries, taken as a whole.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby and by the Securities Purchase Agreement do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws or other similar organizational documents of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.05. Capitalization. (a) The ordinary share capital of the Company amounts to CHF 385,972,749.91 and is divided into 85,581,541 Company Shares. As of June 30, 2009 (i) 4,952,912 Company Shares were held in treasury, (ii) 8,487,750 Company Shares were subject to outstanding Company Warrants (of which Company Warrants to purchase an aggregate of 8,487,750 Company Shares were exercisable), (iii) 1,904,315 Company Shares were subject to outstanding Company Options (of which Company Options to purchase an aggregate of 1,904,315 Company Shares were exercisable) and (iv) 1,276,747 Company Shares were subject to outstanding Company RSUs. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement or warrant will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and free of preemptive rights. Section 4.05 of the Company Disclosure Schedule contains a complete and correct list of each outstanding compensatory stock option (collectively, “Company Options”) to purchase Company Shares, each outstanding Company Warrants and each outstanding Company RSU, including, as applicable, the holder, date of grant, exercise price (to the extent applicable), vesting schedule and number of Company Shares subject thereto and each Company Stock Plan. All Company Warrants are substantially identical in form to the form of “Series A Warrant” as amended by the letter dated July 31, 2008 previously made available to Parent prior to the date hereof.

(b) The ordinary share capital may be increased (i) in accordance with Article 4bis of the Company’s articles of incorporation by an amount not exceeding CHF 66,297,000 by issuing up to 14,700,000 fully paid-up Company Shares upon the exercise of Company Warrants, (ii) in accordance with Article 4ter of the Company’s articles of incorporation by an amount not exceeding CHF 25,782,317 by issuing up to 5,716,700 fully paid-up Company Shares in connection with the issuance of new Company Shares to employees or directors of the Company and group companies, and (iii) in accordance with Article 4quater of the Company’s articles of incorporation.

(c) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth in this Section 4.05 and for changes since June 30, 2009 resulting from the exercise of Company

Options, Company RSUs and Company Warrants outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(d) Except as set forth in this Section 4.05, none of (i) the Company Shares or (ii) the Company Securities are owned by any Subsidiary of the Company.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. All Subsidiaries of the Company and their respective jurisdictions of organization are identified in Section 4.06 of the Company Disclosure Schedule.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests, but excluding any restriction provided by Applicable Law or pursuant to the articles of incorporation, by-laws or similar organizational documents of the relevant Subsidiary). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries and except for the Investment Assets, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 4.07. AMF Filings. (a) The Company has filed with the AMF, and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed by the Company since May 28, 2007 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company AMF Documents”).

(b) As of its filing date (and as of the date of any amendment), each Company AMF Document complied, and each Company AMF Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the General Rules of the AMF and the French Code de Commerce.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), all information contained in each Company AMF Document filed pursuant to the General Rules of the AMF and the French Code de Commerce, as applicable, did not, and each Company AMF Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Since December 31, 2007, the Company has complied in all material respects with the applicable listing rules and regulations of the Paris Euronext stock exchange.

Section 4.08. Financial Statements. (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company AMF Documents (the “Company Financial Statements”) provide a true and fair view, in conformity with International Financial Reporting Standards as adopted by the European Union applied on a consistent basis (except as may be indicated in the notes thereto), of the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

(b) The consolidated financial statements and consolidated interim financial statements of the Company included in the Company AMF Documents provide a true and fair view, in conformity with International Financial Reporting Standards as issued by the IASB (“IFRS”) applied on a consistent basis (except as may be indicated in the notes thereto), of the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

(c) The Company has no reasonable basis upon which to believe that the Independent Auditor will not be able to prepare and deliver the opinion contemplated by Section 7.08(a) within 20 days after the date hereof.

Section 4.09. Tangible Book Value Per Share. Exhibit B-1 fairly presents, in conformity with the methods described in the Company’s press release dated May 13, 2009, the Tangible Book Value Per Share of the Company as of March 31, 2009.

Section 4.10. Disclosure Documents. (a) Each document required to be distributed or otherwise disseminated to the Company’s shareholders in connection with the payment of the Share Capital Repayment and the appointment of the Parent Designated Directors to the Company Board (the “Company Disclosure Documents”), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of Swiss corporate law.

(b) The information relating to the Company and its Subsidiaries supplied by the Company in writing specifically for inclusion in the S-4 shall not at the time the S-4 is declared effective by the SEC (or, with respect to any post- effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The information relating to the Company and its Subsidiaries supplied by the Company in writing specifically for inclusion in the Proxy Statement shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is first mailed to the shareholders of Parent, or at the time of the Parent Shareholder Approvals contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) The representations and warranties contained in this Section 4.10 will not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents based upon information supplied in writing by Parent or any of its Subsidiaries or any of their Representatives specifically for inclusion therein.

Section 4.11. Foreign Private Issuer; Tier I Exemptive Relief. (a) As of the date hereof, the Company is a “foreign private issuer” (as such term is defined in Rule 3b-4 under the 1934 Act).

(b) To the Company’s knowledge, as of the date hereof, the Offer would be eligible for “Tier I” exemptive relief as provided in Rule 14d-1(d) under the 1934 Act.

Section 4.12. Absence of Certain Changes. (a) Since the Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.From the Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing without Parent’s consent, would constitute a material breach of Section 7.01.

Section 4.13. Employee Benefits; ERISA. (a) Section 4.13 of the Company Disclosure Schedule contains a correct and complete list identifying each US Employee Plan. Copies, descriptions or summaries of each US Employee Plan and any amendments thereto have been made available in the data room or otherwise provided to Parent, and copies of, to the extent applicable, any related written trust or funding agreements or insurance policies, amendments thereto, prospectuses or summary plan descriptions relating thereto, for any US based entity, and the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection therewith have been made available to Parent.

(b) As of the Balance Sheet Date, the fair market value of the assets of each Title IV Plan, excluding for these purposes any accrued but unpaid contributions, exceeded the present value of all benefits accrued under such Title IV Plan determined on a termination basis using the assumptions established by the PBGC as in effect on such date. Neither the Company nor any of its ERISA Affiliates contributes to (or is required to contribute to) any “multiemployer plan”, as defined in Section 3(37) of ERISA, and neither the Company nor any of its ERISA Affiliate (nor any of their predecessors) has within the past 6 years contributed to (or been required to contribute to) any such plan.

(c) No transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any employee benefit plan or arrangement which is covered by Title I of ERISA, which transaction has or will cause the Company or any of its Subsidiaries to incur any liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption. No US Employee Plan is in “at risk” status within the meaning of Section 303 of ERISA. No “reportable event”, within the meaning of Section 4043 of ERISA, other than a “reportable event” that would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any US Employee Plan. Neither the Company nor any of its ERISA Affiliates has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Closing Date, (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (B) any liability under Section 4971 of the Code that in either case could become a liability of the Company or any Subsidiary or Parent or any of its ERISA Affiliates after the Closing Date. No condition exists that could constitute grounds for termination by the PBGC of any employee benefit plan that is subject to Title IV of ERISA that is maintained by the Company, any Subsidiary or any of their ERISA Affiliates. The assets of the Company and all of its Subsidiaries are not now, nor will they after the passage of time be, subject to any lien imposed under Section 412(n) of the Code by reason of a failure of the Company or any Subsidiary to make timely installments or other payments required under Section 412 of the Code.

(d) All contributions and payments accrued under each US Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on its most recent annual balance sheet.

(e) Each material US Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption. Each trust created under any such US Employee Plan by it is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation. The Company has made available to Parent copies of the most recent determination letter of the Internal Revenue Service relating to each such material US Employee Plan. Each material US Employee Plan has been maintained in substantial compliance with its terms and with Applicable Law, including ERISA and the Code, and there is no material action, suit, investigation, audit or proceeding pending against or involving or, to its knowledge threatened against or involving, any US Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

(f) Section 4.13(f) of the Company Disclosure Schedule contains a correct and complete list identifying each International Plan (other than any individual agreement with an employee unless such employee is earning more than US$150,000 or the equivalent in another currency). Copies or descriptions or summaries of each such International Plan and any amendments thereto have been made available in the data room or otherwise provided to Parent, and copies of, to the extent applicable, any related written trust or funding agreements or insurance policies, amendments thereto, actuarial reports relating thereto and prospectuses or summary plan descriptions relating thereto have been made available to Parent. Each of the Company’s material International Plans has been maintained in substantial compliance with its terms and with Applicable Law (including any special provisions relating to qualified plans where such material International Plan was intended to so qualify) and has been maintained in good standing with the applicable regulatory authorities. According to the actuarial assumptions and valuations most recently used for the purpose of funding each material International Plan (or, if the same has no such assumptions and valuations or is unfunded or is not subject to statutory funding requirements, according to the applicable actuarial assumptions and valuations on the date hereof), as of the most recent such valuation, the total amount or value of the funds available under such material International Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeded the present value of all benefits (actual or contingent) accrued as of such date of all participants and past participants therein in respect of which the Company or any of its Subsidiaries has or would have after the Closing any obligation.

(g) There has been no amendment to, written interpretation of, change in participation or coverage under or announcement (whether or not written) by the Company or any of its Subsidiaries relating to or any material US Employee Plan or material International Plan of the Company that would materially increase the expense of maintaining such material US Employee Plan or material International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(h) No US Employee Plan or International Plan of the Company exists that, as a result of the transactions contemplated by this Agreement and the Securities Purchase Agreement (whether alone or in connection with other events), could result in the payment to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries of any money or other property or could result in the acceleration or provision of any other rights or benefits to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries, whether or not such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code.

Section 4.14. Labor and Employment. (a) The Company and its Subsidiaries have substantially complied with all Applicable Laws relating to labor and employment, including Applicable Laws relating to wages, hours, collective bargaining, health and safety, working conditions, professional training, employee representation, termination of employment, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of Taxes, and continuation coverage with respect to group health plans.

(b) Neither the Company nor any of its Subsidiaries has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other written labor agreement with any union or labor organization.

(c) Section 4.14(c) of the Company Disclosure Schedule, contains a correct and complete list of all employee representation within the Company and its Subsidiaries. There has not been any other activity nor proceeding of any labor organization or employee group to organize any such employees. Furthermore, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) there are no unfair labor practice charges or complaints in writing against the Company or any of its Subsidiaries pending or threatened in writing; (ii) there are no labor strikes, slowdowns or stoppages actually pending or threatened in writing against or affecting the Company or any of its Subsidiaries; (iii) there are no representation claims or petitions pending or threatened in writing and there are no questions in writing concerning representation with respect to employees of the Company or of any of its Subsidiaries; and (iv) there are no written claims whether actual or threatened in writing, grievance or pending court or arbitration proceedings, against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(d) Neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any of its site of employment or facility or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar foreign, state or local law (and in particular the obligation to set up a “plan de sauvegarde de l’emploi” in France).

Section 4.15. Key Employees. Section 4.15 of the Company Disclosure Schedule sets forth a true and complete list as of June 30, 2009 of the names, grades, seniority and annual base salaries of all officers of the Company and its Subsidiaries and all other employees of the Company and its Subsidiaries whose annual base salary exceeds US$150,000. None of such employees has unequivocally informed, either verbally in a formal discussion or in writing, in each case to any individual listed on Section 1.01 of the Company Disclosure Schedule that he or she will resign or retire as a result of the transactions contemplated by this Agreement or the Securities Purchase Agreement or otherwise within one year after the Closing, irrespective of any changes to the terms or conditions of his or her employment following the Closing.

Section 4.16. Transaction Expenses. Except for the Company Financial Advisor and the Persons set forth in Section 4.16 of the Company Disclosure Schedule and as permitted by the Securities Purchase Agreement, there is no investment banker, broker, finder, attorney, tax advisor, actuarial advisor, accountant or other intermediary or advisor that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement. With respect to each Person set forth on Section 4.16 of the Company Disclosure Schedule for which the Company reasonably believes fees and expenses in excess of US$100,000 would be payable in connection with the transactions contemplated by this Agreement and the Securities Purchase Agreement, Section 4.16 of the Company Disclosure Schedule sets forth an estimate of the aggregate fees and expenses payable to such Person. The estimate of each such Person’s fees and expenses are being provided to Parent for informational purposes only and are based solely on the estimate thereof provided by such Person to the Company prior to the date hereof. Except for the immediately succeeding sentence, the Company is not making any representation or warranty hereunder as to the accuracy of any such Person’s estimated fees and expenses. As of the date hereof and to the Company’s knowledge (without any obligation of inquiry or investigation), the Company is not aware that the estimated fees and expenses of any Person set forth on Section 4.16 of the Company Disclosure Schedule are materially inaccurate.

Section 4.17. Opinion of Financial Advisor. The Company has received the written opinion of Credit Suisse Securities (Europe) Limited (the “Company Financial Advisor”), financial advisor to the Company, to the effect that, as of the date of such opinion and based on and subject to the assumptions, matters considered and limitations described therein, the 0.300 Parent Shares to be paid in exchange for each Company Share to holders of Company Shares in the Offer and the Merger, is fair, from a financial point of view, to the holders of Company Shares, other than the Parent and its Affiliates (including the Purchaser) and the Sellers.

Section 4.18. Takeover Statutes. To the Company’s knowledge, no “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under French or Swiss law apply to this Agreement, the Securities Purchase Agreement or any of the transactions contemplated hereby and thereby.

Section 4.19. Certain Company Contractual Matters. (a) As of the date hereof, the Company has no reason to believe that AXA or COLISEE RE (formerly known as AXA RE) is seeking, or in future may seek, to terminate, revoke, modify or limit the guarantee provided by AXA and COLISEE RE in the Reserve Agreement dated December 21, 2006 among AXA, COLISEE RE and the Company, and the Company knows of no basis (whether in contract or otherwise) upon which AXA or COLISEE RE may so terminate, revoke or modify such guarantee.

(b) The Company has not, since its formation, assumed any risks relating to any Financial Guaranty Contract other than incidental exposure that is covered in a broader treaty.

(c) Section 4.19(c) of the Company Disclosure Schedule contains a list which is true and complete in all material respects of all contracts and agreements either acquired through acquisitions from COLISEE RE, or ceded through the quota share retrocession agreements, dated December 21, 2006 and effective as of January 1, 2006, between (i) COLISEE RE (including its Hong Kong, Madeira and United Kingdom branches) and the Company and (ii) COLISEE RE’s Canadian Branch and the Company’s Canadian Branch (together the “Quota Share Retrocession Agreements”) with an inception date prior to January 1, 2006, and an initial term in excess of one year ending after January 1, 2006.

(d) The Company has provided a list which is true and complete in all material respects of its and its Subsidiaries’ Reinsurance Agreements and Policies (including capital market instruments that carry insurance or reinsurance risk

(including weather derivatives and other swap instruments)) with an inception date on or after January 1, 2006 that have given rise to or could have given rise to exposures to the Company or any of its Subsidiaries since such date and are in effect as of June 22, 2009, as recorded in and extracted from the Company’s Petrus contract database on June 22, 2009.

Section 4.20. No Other Representations. Except for the representations and warranties of the Company contained in this Agreement, the Company makes no other representation or warranty in connection with, arising out of or relating to the transactions contemplated by this Agreement and the Securities Purchase Agreement, express or implied, and the Company hereby disclaims, and Parent and Purchaser may not, rely on, any such other representation or warranty, notwithstanding the delivery or disclosure to Parent, Purchaser or any of their respective Affiliates or any other Person of any documentation or other information by the Company or any of its Representatives or any other Person with respect to any of such matters, in each case except in the case of fraud or intentional misrepresentation.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND OF PARENT

Except as (i) set forth in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, or (ii) disclosed in any Company AMF Document filed after December 31, 2008 and before the date of this Agreement for which an English translation thereof has been made available to Parent prior to the date hereof or any Parent SEC Document filed after December 31, 2008 and before the date of this Agreement, as the case may be, the Company represents and warrants to Parent, and Parent represents and warrants to the Company, to the extent applicable, in each case with respect to itself and its Subsidiaries, that:

Section 5.01. No Undisclosed Material Liabilities. Except for (i) those liabilities that are reflected or reserved for, in the case of Parent, in the Parent Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC prior to the date of this Agreement, or in the case of the Company, in the English version of the Company’s Consolidated Financial Statements for the year ended December 31, 2008, as posted prior to the date of this Agreement on the investor relations portion of the Company’s website at www.paris-re.com, (ii) liabilities and obligations incurred pursuant to this Agreement, (iii) liabilities incurred since December 31, 2008 in the ordinary course of business consistent with past practice (including claims and any related litigation or arbitration arising in the ordinary course of business under Policies or Reinsurance Agreements) and (iv) liabilities which have not been and would not reasonably be expected to be material to it and its Subsidiaries, taken as a whole, it and its Subsidiaries do not have, and since December 31, 2008, have not incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its financial statements in accordance with IFRS or GAAP, as applicable). Nothing in this Section or any other Section hereof shall constitute a representation or warranty with respect to the calculation, establishment, adequacy or sufficiency of its or its Subsidiaries’ insurance technical reserves.

Section 5.02. Compliance with Laws and Court Orders. (a) It and each of its Subsidiaries is and since January 1, 2006 has been in compliance in all respects with, and to its knowledge is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not been and would not reasonably be expected to be material to it and its Subsidiaries, taken as a whole. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against it or any of its Subsidiaries that has been or would reasonably be expected to be material to it and its Subsidiaries, taken as a whole or that in any manner seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby or by the Securities Purchase Agreement.

(b) Neither it nor any of its Subsidiaries, nor any of their directors or officers, is a Person that is, or is owned or controlled by, a Person that is (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria).

(c) Since January 1, 2006, neither it nor any of its Subsidiaries has engaged in, or is now engaged in, directly or, to its knowledge, indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions with which it or such Subsidiary is required to comply.

(d) It and each of its Subsidiaries is, and since January 1, 2006 has been, in compliance in all material respects with, and to its knowledge is not under investigation with respect to and has not been threatened to be charged with or given notice of any material violation of, any Applicable Law that relates to Sanctions.

Section 5.03. Litigation. There is no action, suit, investigation or proceeding pending against, or, to its knowledge, threatened against or affecting it or any of its Subsidiaries, any present or former officer, director or employee of it or any of its Subsidiaries or any Person for whom it or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to be material to it and its Subsidiaries, taken as a whole. During the last five years, to its knowledge, no officer or director has been (i) convicted of fraud, (ii) subject to any bankruptcy, receivership or liquidation proceeding, (iii) indicted and/or has received a public sanction from any statutory or regulatory authority and/or (iv) ordered by a court not to serve as a member of an administrative, management or supervisory board of an issuer or has been ordered not to intervene in the management or conduct of the business of an issuer.. Properties. (a) Except as would not reasonably be expected to be material to it and its Subsidiaries, taken as a whole, it and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Financial Statements or the Parent Financial Statements, as the case may be, or acquired after the Balance Sheet Date, except as have been disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice.Section 5.04 of the relevant Disclosure Schedule (the “Real Property Schedule”) correctly describes in all material respects all real property leased by it or any of its Subsidiaries (the “Leased Real Property”). Neither it nor any of its Subsidiaries has any fee ownership in any real property and the Leased Real Property constitutes all of the real property used or occupied by it or any of its Subsidiaries in connection with its business. It or the relevant Subsidiary has a valid and subsisting leasehold interest in such Leased Real Property, subject to the terms of the applicable lease and subject to no Liens other than Permitted Liens and those Liens listed in the Real Property Schedule. Each material lease of Leased Real Property is valid and in full force and effect and neither it nor any of its Subsidiaries, nor to its knowledge any other party to a material lease of Leased Real Property, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such material lease, and neither it nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any material lease. It has made available to the other party for review true and complete copies of all leases listed on the Real Property Schedule.

Section 5.05. Intellectual Property. (a) Except as would not reasonably be expected to be material to it and its Subsidiaries, taken as a whole: (i) it and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) neither it nor any of its Subsidiaries has infringed, misappropriated or otherwise violated in any respect the Intellectual Property rights of any Person; (iii) neither it nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, action, suit, order or proceeding (or circumstances which could give rise to any of the foregoing) with respect to any Intellectual Property; (iv) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of it or any of its Subsidiaries; (v) it and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Trade Secrets owned, used or held for use by it or any of its Subsidiaries; and (vi) it and its Subsidiaries have implemented reasonable backup and disaster recovery systems consistent with industry practices.(b) Except as would not reasonably be expected to be material to it and its Subsidiaries, taken as a whole, the Technology (including all modeling Software) that is owned by it or its Subsidiaries or licensed or leased by it or its Subsidiaries pursuant to written agreement (excluding any public networks) (i) constitutes all the Technology necessary to, or used or held for use in, the conduct of the respective businesses of it and its Subsidiaries as currently conducted and the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any right of it or any of its Subsidiaries to use or otherwise exploit any such Technology; and (ii) operates and performs in a manner that permits it and its Subsidiaries to conduct their respective businesses as currently conducted in all respects and to the knowledge of it, no Person has gained unauthorized access to any such Technology.

Section 5.06. Taxes. It and each of its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them on or prior to the date of this Agreement and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid or remitted all material Taxes that are required to be paid or that it or any of its Subsidiaries are obligated to withhold, except with respect to matters contested in good faith, which have not been finally determined, and for which adequate reserves have been established in accordance with IFRS or GAAP on the Company’s or Parent’s, as the case may be, most recent consolidated financial statements; (iii) have not granted any extension or waiver of the limitation period for the assessment or collection of any material Taxes that remains in effect; and (iv) have fully paid all assessments for Taxes of it or any of its Subsidiaries due with respect to completed, settled or concluded examinations, disputes, audits, investigations or other proceedings with respect to any material Taxes of it or any of its Subsidiaries. As of the date of this Agreement there are no disputes, audits, examinations, investigations or other proceedings with respect to any material Taxes of it or any of its Subsidiaries pending or threatened in writing (other than, in each case, claims or assessments for which adequate reserves have been established in accordance with IFRS or GAAP, as the case may be, on its most recent consolidated financial statements). There are no liens for any material Taxes (other than statutory liens for Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in accordance with IFRS or GAAP, as the case may be, on its most recent consolidated financial statements) upon any of the assets of it or any of its Subsidiaries. Neither it nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among it and any of its Subsidiaries) in respect of any material Taxes. Neither it nor any of its Subsidiaries has constituted, within the past 30 months or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither it nor any of its Subsidiaries has been a party to any “reportable transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(1). No share of it is owned by its Subsidiary (other than those acquired pursuant to the transactions contemplated by this Agreement and the Securities Purchase Agreement). As of the date hereof, neither it nor any of its Subsidiaries has received any written notice from any Governmental Authority in a jurisdiction in which it does not currently file Tax Returns (other than the jurisdiction in which it or the relevant Subsidiary is domiciled or formed) to the effect that it or any of its Subsidiaries is subject to any Tax (other than excise Taxes) in such jurisdiction. Neither it nor any of its Subsidiaries has a present plan to take any action, other than any action contemplated by this Agreement (including the Disclosure Schedules), the Securities Purchase Agreement, the Liquidity Agreement, any other agreement entered into between Parent or any of its Affiliates and any French Participant or non-French Participant pursuant to Section 3.02 of this Agreement or any acquisition agreement pursuant to which Parent or any of its Affiliates agrees to acquire Company Shares, Company Warrants or any other securities issued by the Company, that would prevent the Merger, together with the other transactions contemplated herein and in the Securities Purchase Agreement, from qualifying as a reorganization within the meaning of Section 368(a) of the Code. For the avoidance of doubt, it is not making any representations regarding its status as an “investment company” for purposes of Section 368(a)(2)(F).

Section 5.07. Environmental Matters. (a) No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed and no penalty has been assessed with respect to any matters relating to it or any of its Subsidiaries and relating to or arising out of any Environmental Law, in each case, that would reasonably be expected to be, individually or in the aggregate, material to it and its Subsidiaries, taken as a whole.

(b) No Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or previously owned, leased or operated by it or any of its

Subsidiaries that would reasonably be expected to be, individually or in the aggregate, material to it and its Subsidiaries, taken as a whole.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to it and its Subsidiaries, taken as a whole, no property now or previously owned, leased or operated by it or any of its Subsidiaries nor any property to which it or any of its Subsidiaries have, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to its knowledge, proposed for listing, on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder (collectively, “CERCLA”), or CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean up.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to it and its Subsidiaries, taken as a whole, there has been no environmental investigation, study, audit, test, review or other analysis conducted of which it has knowledge in relation to its or any of its Subsidiaries’ current or prior business or any property or facility now or previously owned, leased or operated by it or any of its Subsidiaries which has not been delivered to the other Party at least ten days prior to the date hereof.

(e) Neither it nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any property or has conducted any operations in New Jersey or Connecticut.

(f) For purposes of this Section 5.07, the terms “it” and “Subsidiary” shall include any entity which is, in whole or in part, a predecessor of the Company or Parent, as the case may be, or any of its Subsidiaries.

Section 5.08. Material Contracts. (a) As of the date of this Agreement, neither it, nor any of its Subsidiaries is a party to or bound by any contract or agreement that falls within any of the following categories (excluding any Reinsurance Agreement or Policy or, solely in the case of Parent, any contract or agreement entered into in the ordinary course by Parent’s capital markets group):

(i) reserve agreements pursuant to which it or any of its Subsidiaries guarantees the adequacy of reserves of a third party, or a third party guarantees the adequacy of reserves of it or its Subsidiaries;

(ii) any agreement providing for the appointment of any managing general agent or any Person performing similar functions;

(iii) capital maintenance agreements pursuant to which it has agreed to contribute capital to a third party (other than its Subsidiaries)

under specified circumstances and/or maintain such third party’s (other than its Subsidiaries) capital at specified levels;

(iv) claims management agreements pursuant to which a third party manages claims in respect of a portion of its or its Subsidiaries’ Reinsurance Agreements or Policies;

(v) investment advisory or investment management agreements to which it or any of its Subsidiaries is a party and under which any Investment Asset is invested or managed or any third party (other than its Subsidiaries) has the right or power to make investment decisions with respect to any Investment Asset;

(vi) any contract or agreement (other than employment agreements) involving the expected payment or receipt of amounts by it or any of its Subsidiaries of more than US$1,000,000 in any calendar year;

(vii) any contract or agreement, other than weather derivatives, agriculture related derivatives and agreements relating to currency rate hedging for Investment Assets and the Share Capital Repayment, that contains a put, call or similar right pursuant to which it or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than US$5,000,000;

(viii) any material agreement relating to the formation, creation, operation, management or control of any joint venture with respect to any of its or its Subsidiaries’ material business or assets;

(ix) any contract or agreement pursuant to which it or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(x) any contract or agreement pursuant to which it or any of its Subsidiaries licenses any material Intellectual Property rights to or from any Person (excluding any contract or agreement for commercial off-the- shelf software which is generally available on non-discriminatory pricing terms);

(xi) any loan or credit agreement, mortgage, promissory note, indenture or other contract or agreement evidencing non-intragroup indebtedness for borrowed money by it or any of its Subsidiaries other than any such contract or agreement (A) with an aggregate outstanding principal amount not exceeding US$1,000,000 and (B) relating to loans granted to any employee not exceeding US$100,000 in the aggregate (together with all such loans issued to such employee);

(xii) any contract or agreement with respect to any swap, forward, future, warrant, option or other derivative transaction, other than (A) weather derivatives and agriculture related derivatives and (B) contracts written for the purposes of hedging exposure (including currency exposure);

(xiii) any contract or agreement (other than leases of Leased Real Property) with a remaining term of three years or more that is not terminable without penalty by it or any of its Subsidiaries upon three years notice and which involves the expected payment or receipt of amounts by it or any of its Subsidiaries of more than US$1,000,000, in the aggregate; and

(xiv) any contract, agreement, arrangement or understanding containing any provision or covenant limiting in any material respect the ability of it or any of its Subsidiaries (or, in the case of the Company, after the Closing, Parent, Purchaser or any of their respective Subsidiaries (including the Surviving Company after the Merger)), to (A) sell any products or services of or to any other Person or in any geographic region, (B) engage in any line of business or (C) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries or, following the Closing or the Effective Time, Parent, Purchaser or any of their respective Subsidiaries.

Each such agreement described in numbers (i) to (xiv) is referred to herein as a “Material Contract.”

(b) Except for breaches, violations or defaults as would not reasonably be expected to be material to it and its Subsidiaries, taken as a whole, (i) each of the Material Contracts is valid and in full force and effect and (ii) neither it nor any of its Subsidiaries, nor to its knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and neither it nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract. Except as disclosed in Section 5.08, to its knowledge, there are no material oral contracts or agreements or oral or written side letters to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound and which relate to any Material Contracts. True and complete copies of each Material Contract or, in the case of oral Material Contracts, a written summary of such Material Contracts, have been delivered or made available by it for review to the other party, prior to the date hereof.

(c) Section 5.08 of the relevant Disclosure Schedule sets forth a list of all Reinsurance Agreements in which premium is not delivered to the reinsurer but rather withheld by the ceding company and held on deposit to the extent the premium so withheld exceeds US$20,000,000, together with the amount of funds withheld and the name of the cedent party thereto;

Section 5.09. Agreements with Regulators. Except as required by insurance laws of general applicability and the insurance licenses maintained by any of the Insurance Entities (as defined below) or as is not and would not be reasonably expected to be material to it and its Subsidiaries, taken as a whole, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on it or any Insurance Entity or to which it or any Insurance Entity is a party, on one hand, and any Governmental Authority is a party or addressee, on the other hand, or any orders or directives by, or supervisory letters or cease-and-desist orders from, any Governmental Authority, nor has it nor any Insurance Entity adopted any board resolution at the request of any Governmental Authority, in each case specifically with respect to it or any Insurance Entity, which (a) limit its ability or the ability of any Insurance Entity to issue Policies or enter into Reinsurance Agreements in any respect; (b) require any divestiture of any investment of any of its Subsidiary; (c) in any manner relate to its ability or the ability of any of its Subsidiaries to pay dividends; (d) require any investment of the Insurance Entities to be treated as non-admitted assets (or the local equivalent) or (e) otherwise restrict the conduct of business of it or any Insurance Entity in any respect, nor has it been advised by any Governmental Authority that such authority is contemplating any such undertakings.

Section 5.10. Reserves. The reserves for future payment of benefits, losses, claims, expenses and similar purposes (including claims litigation) under all insurance policies or Reinsurance Agreements to which any of its Subsidiaries is a party reflected in, or included with, the financial statements set forth, with respect to the Company, in the AMF Documents and, with respect to Parent, in the Parent SEC Documents: (i) have been computed in all material respects in accordance with presently accepted actuarial standards consistently applied and prepared in accordance with IFRS or GAAP, as the case may be, consistently applied; (ii) have been computed based on actuarial assumptions that are consistent in all material respects with applicable provisions of such agreements and with those used to compute the corresponding items in such financial statements; (iii) have been computed on the basis of assumptions consistent in all material respects with those used to compute the corresponding items in such financial statements; and (iv) where applicable, have been computed in all material respects in accordance with the requirements for reserves established by the insurance regulator of each such Subsidiary. It has made available to the other party a true and complete copy of all finalized actuarial reports prepared by third- party actuaries since January 1, 2006.

Section 5.11. Insurance Coverage. Except for failures to maintain insurance coverage that would not reasonably be expected to be material to it and its Subsidiaries, taken as a whole, it and its Subsidiaries maintain insurance coverage (excluding all retrocessional insurance coverage) with reputable insurers or self-insure, which it reasonably believes are in those amounts and covering those risks as are consistent with normal industry practice for companies of the size and financial condition of it engaged in businesses similar to that of it and its Subsidiaries. Neither it nor any of its Subsidiaries has received any written (or to the its knowledge, oral) notice of cancellation, material premium increase or termination with respect to, or material alteration of coverage under, any material insurance policy of it or any of its Subsidiaries, except with respect to any cancellation, premium increase, termination or alteration in accordance with the terms of the applicable insurance policy that would not reasonably be expected to be material to it and its Subsidiaries, taken as a whole. It has furnished to the other party a list of, and true and complete copies of, all such material insurance policies covering it. There is no claim by it or any of its Subsidiaries pending under any of such policies as to which coverage has been questioned, denied or disputed in writing by the underwriters of such policies or in respect of which such underwriters have reserved their rights, except for such claims for which the failure to obtain coverage would not reasonably be expected to be material to it and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to it and its Subsidiaries, taken as a whole, all premiums payable under all such policies have been timely paid and it and its Subsidiaries have otherwise complied with the terms and conditions of all such policies. Except as would not reasonably be expected to be material to it and its Subsidiaries, taken as a whole, such policies (or other policies providing substantially similar insurance coverage) remain in full force and effect. It and its Subsidiaries shall immediately after the Closing continue to have coverage under such policies (to the extent such policies have not expired upon the expiration of the term thereof in accordance with its terms) with respect to events occurring prior to the Closing Date.. Insurance Matters. (a) Each of its Subsidiaries which by virtue of its operations and activities is required to be licensed as an insurance company, reinsurer or insurance intermediary (collectively, the “Insurance Entities”) is listed in Section 5.12 of its Disclosure Schedule, together with the jurisdiction of domicile thereof (and the name of the Governmental Authority which has issued such license) and any other jurisdiction where it is required to be so licensed or authorized to write business in such jurisdiction (and the name of the Governmental Authority which has issued such license or authorization). None of its Insurance Entities is commercially domiciled in any other jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its organization. It conducts all of its insurance operations that are required to be conducted through a licensed insurance company or insurance intermediary, through its Insurance Entities, each of which is duly licensed or authorized as an insurance company, and/or, where applicable, a reinsurer or insurance intermediary in its jurisdiction of incorporation and each other jurisdiction where it is required to be so licensed or authorized and is duly licensed or authorized in each such jurisdiction for each line of business written therein, except where the failure to so conduct its insurance operations or the failure of its Insurance Entities to be licensed or authorized would not reasonably be expected to be material to it and its Subsidiaries, taken as a whole.

(b) Since January 1, 2007, each of its Insurance Entities has timely filed or submitted in all material respects all annual and, to the extent Applicable Law requires, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (as filed by it through the date hereof and thereafter, collectively, the “Statutory Statements”), except, in each case, as has been cured or resolved to the satisfaction of such insurance regulatory authority without imposition of any material penalty or as would not reasonably be expected to be material to it and its Subsidiaries, taken as whole. It has delivered or made available to the other parties, to the extent permitted by Applicable Laws, (i) true and complete copies of all annual Statutory Statements filed with any Governmental Authority for each Insurance Entity for the periods beginning January 1, 2007 through the date hereof and, once duly and timely filed, thereafter, and the quarterly Statutory Statements for each Insurance Entity for the quarterly periods ended December 31, 2008 through the date hereof and, once duly and timely filed, thereafter, each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable insurance regulatory authority and (ii) true and complete copies of all examination reports (and has notified the other party of any pending examinations) of any insurance regulatory authorities received by it on or after January 1, 2007 through the date hereof relating to the Insurance Entities. Financial statements included in its Statutory Statements were prepared in conformity with Applicable SAP, consistently applied for the periods covered thereby, were prepared in accordance with the books and records of the applicable Insurance Entity, and present fairly in all material respects the statutory financial position of the relevant Insurance Entity as of the respective dates thereof and the results of operations, cash flows, and changes in capital and surplus (or shareholders’ equity, as applicable) of such Insurance Entity for the respective periods then ended. Its Statutory Statements complied in all material respects with all Applicable Laws when filed or submitted and no material violation or deficiency has been asserted in writing by any Governmental Authority with respect to any of its Statutory Statements that have not been cured or otherwise resolved to the satisfaction of such Governmental Authority. The statutory balance sheets and income statements included in its annual Statutory Statements have been audited by its independent auditors, and it has delivered or made available to the other party true and complete copies of all audit opinions related thereto for periods beginning January 1, 2007 through the date hereof. Except as indicated therein, all assets that are reflected on its Subsidiaries’ Statutory Statements comply in all material respects with all applicable insurance laws regulating the investments of Insurance Entities and all applicable insurance laws with respect to admitted assets and are in amount at least equal to the minimum amount required by applicable insurance laws. The financial statements included in its Statutory Statement accurately reflect in all material respects the extent to which, pursuant to Applicable Laws and Applicable SAP, the applicable Insurance Entity is entitled to take credit for reinsurance (or any local equivalent concept).

(c) The loss reserves and other actuarial amounts of each of the Insurance Entities contained in its Statutory Statements: (i) were determined in accordance with generally accepted actuarial standards and principles consistently applied (except as otherwise noted in the financial statements and notes thereto included in such Statutory Statements), (ii) complied in all material respects with Applicable Laws and were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years, except as otherwise noted in the financial statements and notes thereto included in such Statutory Statements, and (iii) include provisions for all actuarial reserves and related items which are required to be established in accordance with Applicable Law. To its knowledge, no facts or circumstances exist which would necessitate any material increase in the statutorily required reserves above those reflected in the most recent balance sheet included in its Statutory Statements.

(d) Prior to the date of this Agreement, it has made available to the other party true and complete copies of all finalized actuarial reports prepared by independent actuaries and used as the basis for establishing the reserves for each of the Insurance Entities from and after January 1, 2007, and all material attachments, addenda, supplements and modifications thereto. To its knowledge, any information and data furnished by it or any of its Subsidiaries to independent actuaries in connection with the preparation of such actuarial reports were accurate in all material respects. To its knowledge, such actuarial reports were based upon an accurate inventory of Policies and Reinsurance Agreements in force for it and its Subsidiaries, as the case may be, at the relevant time of preparation and were prepared in conformity in all material respects with generally accepted actuarial principles in effect at such time (except as may be noted therein) and the projections contained therein were prepared in accordance with the assumptions stated therein.

(e) As of the date of this Agreement, all material reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements (including weather derivatives) to which it or any of its Subsidiaries is a party or under which it or any of its Subsidiaries has any existing rights, obligations or liabilities (the “Reinsurance Agreements”) are, and after the consummation of the transactions contemplated hereby will continue to be, valid and binding obligations of it and its Subsidiaries (to the extent they are parties thereto or bound thereby) and, to its knowledge, each other party thereto, in accordance with their terms and are in full force and effect, and it and each of its Subsidiaries (to the extent they are party thereto or bound thereby) and, to the its knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each Reinsurance Agreement, except as would not reasonably be expected to be material to it and its Subsidiaries, taken as a whole. As of the date hereof, neither it nor any of its Subsidiaries has received notice, nor does it have knowledge, of any violation or default in respect of any obligation under (or any condition which, with the lapse of time or the giving of notice or both, would result in such a violation or default), or any intention to cancel, terminate or change the scope of rights and obligations under, or not to renew, any Reinsurance Agreement, except, in each case, as has not been and would not reasonably be expected to be material to it and its Subsidiaries, taken as a whole. Since January 1, 2007, (i) neither it nor its Subsidiaries have received any written notice from any party to a Reinsurance Agreement that any amount of reinsurance ceded by it or such Subsidiary to such counterparty will be uncollectible or otherwise defaulted upon, (ii) to its knowledge, no party to a Reinsurance Agreement under which it or any of its Subsidiaries is the cedent is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (iii) to its knowledge, the financial condition of any party to a Reinsurance Agreement under which it or any of its Subsidiaries is the cedent is not impaired to the extent that a default thereunder is reasonably anticipated, (iv) there are no disputes under any Reinsurance Agreement other than disputes in the ordinary course for which adequate loss reserves have been established and (v) its relevant Subsidiary is entitled under any Applicable Law and Applicable SAP to take full credit in its Statutory Statements for all amounts recoverable by it pursuant to any Reinsurance Agreement under which it is the cedent and all such amounts recoverable have been properly recorded in its books and records of account (if so accounted therefor) and are properly reflected in its Statutory Statements, except as has not been and would not reasonably be expected to be material to it and its Subsidiaries, taken as a whole.

(f) Except as has not been and would not reasonably be expected to be material to it and its Subsidiaries, taken as a whole, with respect to any Reinsurance Agreement for which the ceding insurer party thereto is taking credit on its most recent Statutory Statements, to its knowledge, from and after January

1, 2007 (i) there has been no separate written or oral agreement between such ceding insurer and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect in any respect any actual or potential loss to the parties under any such Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Reinsurance Agreement, (ii) for each such Reinsurance Agreement entered into, renewed or amended on or after January 1, 2007, for which risk transfer is not reasonably considered to be self- evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment is available in any respect for review by the relevant Governmental Authorities for each of it and its Subsidiaries, (iii) its Subsidiary that is a party thereto, and to its knowledge, any other party thereto, complies and has complied from and after January 1, 2007 with any applicable requirements set forth in IFRS 4, in the case of the Company and its Subsidiaries, and FAS 113, in the case of Parent and its Subsidiaries, in any respect, and (iv) such Insurance Entity has and had since January 1, 2007 appropriate controls in place to monitor the use of reinsurance and comply with the provisions of IFRS 4, in the case of the Company and its Subsidiaries, and FAS 113, in the case of Parent and its Subsidiaries, in any respect.

(g) All policies, policy forms, binders, slips, treaties, certificates, insurance or reinsurance contracts or participation agreements and other agreements of insurance or reinsurance, whether individual or group (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) and all amendments, applications, brochures, illustrations and certificates pertaining thereto (the “Policies”), in effect as of the date of this Agreement, that are issued by it or any of its Subsidiaries and any and all marketing materials have been, to the extent required under Applicable Law, filed with or submitted to and not objected to by such Governmental Authority within the period provided for objection, and such Policies and marketing materials comply with the insurance laws applicable thereto and have been administered in accordance therewith, except as has not had and would not reasonably be expected to be material to it and its Subsidiaries, taken as a whole. All premium rates established by it or any of its Subsidiaries that are required to be filed with or submitted to or approved by Governmental Authority have been so filed, submitted or approved, the premiums charged conform thereto and such premiums comply with the insurance laws applicable thereto, except as has not been and would not reasonably be expected to be material to it and its Subsidiaries, taken as a whole.

(h) To its knowledge, each insurance agent, general agent, agency, producer, broker, reinsurance intermediary, program manager, managing general agent and managing general underwriter currently selling, issuing or underwriting business for or on behalf of it or any of its Subsidiaries (including it and its Subsidiaries’ salaried employees) (each, an “Agent”) was duly licensed for the type of activity and business conducted or written, sold, produced, underwritten or managed. To its knowledge, each program manager, managing general agent, third party administrator or claims adjuster or manager, at the time such person managed or administered business (including without limitation the administration, handling or adjusting of claims) for or on behalf of it or any of its Subsidiaries (each, an “Administrator”) was duly licensed for the type of activity conducted. To its knowledge, no Agent or Administrator has materially violated or is currently in violation of any material respect of any term or provision of any Applicable Law applicable to the writing, sale, production, underwriting or administration of business for it or any of its Subsidiaries, except for such failures or such violations which have been cured, that have been resolved or settled through agreements with applicable Governmental Authorities or that are barred by an applicable statute of limitations. Each Agent was appointed and compensated by it or its Subsidiaries in compliance in all material respects with Applicable Law and all processes and procedures used in making inquiries with respect of such Agent were undertaken in compliance in all material respects with Applicable Law. No Agent has binding authority on behalf of it or any of its Subsidiaries. As of the date of this Agreement, no Agent accounting individually for 1% or more of the total gross premiums of all of the Insurance Entities for the year ended December 31, 2008 has indicated to it or any of its Subsidiaries in writing or, to its knowledge, orally that such Agent will be unable or unwilling to continue its relationship as an Agent with it or any of its Subsidiaries within twelve months after the date hereof.

(i) Each of the Insurance Entities has duly and timely filed in all respects all reports or other filings required to be filed with any insurance regulatory authority in the manner prescribed therefor under Applicable Laws and no Governmental Authority has asserted any deficiency or violation with respect thereto, except as has been cured or resolved to the satisfaction of the Government Authority or except, in each case, as has not been and would not reasonably be expected to be material to it and its Subsidiaries, taken as a whole. Without limiting the foregoing, each of its and its Subsidiaries’ submissions, reports or other filings under applicable insurance holding company statutes or other applicable insurance laws with respect to contracts, agreements, arrangements and transactions between or among Insurance Entities and their affiliates, and all contracts, agreements, arrangements and transactions in effect between any of its Subsidiaries that is an Insurance Entity and any affiliate are in compliance in all respects with the requirements of all applicable insurance holding company statutes or other such insurance laws and all required approvals or deemed approvals of insurance regulatory authorities with respect thereto have been received or obtained, except as has not been and would not reasonably be expected to be material to it and its Subsidiaries, taken as a whole.

(j) Copies (which are complete and correct in all material respects) of all analyses, reports and other data prepared by or on behalf of any Insurance

Entities and submitted by or on behalf of any such Insurance Entity to any insurance regulatory authority since January 1, 2006 relating to risk based capital calculations or Insurance Regulatory Information Systems ratios have been provided by it to the other party prior to the date of this Agreement.

(k) Except for regular periodic assessments in the ordinary course of business, there are no material unpaid claims and assessments against it or any of its Subsidiaries, whether or not due, by any insurance guaranty association (in connection with that association’s fund relating to insolvent insurers), joint underwriting association, residual market facility or assigned risk pool. No such material claim or assessment is pending and neither it nor any of its Subsidiaries has received written notice of any such material claim or assessment against it or its Subsidiaries by any insurance guaranty association, joint underwriting association, residual market facility or assigned risk pool.

(l) As of the date hereof, it has no reason to believe that any rating presently held by it or any of its Subsidiaries is likely to be modified, qualified, lowered or placed under surveillance for a possible downgrade for any reason (excluding any such modification, qualification, lowering or placement under surveillance occurring as a result of the announcement or consummation of the transactions contemplated by this Agreement and the Securities Purchase Agreement).

Section 5.13. Investments; Derivatives. (a) The information provided by it to the other party related to its investment assets, including, without limitation, bonds, notes, debentures, mortgage loans, real estate, collateral loans, derivatives (including swaps, swaptions, caps, floors, foreign exchange, and options or forward agreements) and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, alternative investments and direct or indirect investments in hedge funds, whether entered into for its own or its Subsidiaries or their customers’ accounts (such investment assets, together with all investment assets held between such date and the Effective Time are referred to herein as the “Investment Assets”) is true and complete in all material respects as of June 15, 2009.

(b) As of the date of this Agreement, to its knowledge, none of its Investment Assets is in material default in the payment of principal or interest or dividends.

(c) As of the date of this Agreement, to its knowledge, its Investment Assets comply in all material respects with, and the acquisition thereof complied in all material respects with, any and all investment restrictions under Applicable Law and its and its Subsidiaries’ policies with respect to the investment of its Investment Assets. Except for its Investment Assets sold in the ordinary course of business consistent with past practice or as contemplated by this Agreement, each of it and its Subsidiaries, as applicable, has good and marketable title to all of its material Investment Assets it purports to own, free and clear of all Liens (except Permitted Liens).

(d) To its knowledge, none of its Investment Assets is subject to any capital calls or similar liabilities, or any restrictions or suspensions on redemptions, lock-ups, “gates,” “side-pockets,” stepped-up fee provisions or other penalties or restrictions relating to withdrawals or redemptions, except as would not reasonably be expected to be material to it and its Subsidiaries, taken as a whole.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as disclosed in any Parent SEC Document filed after December 31, 2008 and before the date of this Agreement or as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 6.01. Existence and Power. Parent is, and Purchaser will be at the Closing, duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and Parent has all organizational powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Parent is, and Purchaser will be at the Closing, duly qualified to do business as a foreign share corporation in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. Parent has heretofore made available to the Company true and complete copies of the memorandum of association and bye-laws or similar organizational documents of Parent as currently in effect. Since the date of its formation, Purchaser has not engaged in any activities other than in connection with or as contemplated by this Agreement and the Securities Purchase Agreement.

Section 6.02. Authorization. (a) The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated by this Agreement and the Securities Purchase Agreement are within the organizational powers of Parent and have been duly authorized by all necessary action on the part of Parent, except for the Parent Shareholder Approvals. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated by this Agreement and the Securities Purchase Agreement will be, upon its execution and delivery hereof in accordance with Section 8.01, within the organizational powers of Purchaser and will be duly authorized by all necessary action on the part of Purchaser. This Agreement constitutes a valid and binding agreement of Parent, and will upon its execution and delivery hereof by Purchaser pursuant to Section 8.01 constitute a valid and binding agreement of Purchaser, enforceable against Parent and Purchaser in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) The affirmative vote of a simple majority of the total votes cast in favor of (i) an increase in the number of directors constituting the board of directors of Parent (the “Parent Board”), (ii) the issuance of the Parent Shares in connection with the transactions contemplated by this Agreement and the Securities Purchase Agreement and (iii) any amendments to Parent’s Amended and Restated 2005 Employee Equity Plan to the extent required to give effect to the provisions of Sections 3.02(a) and 3.02(c) (collectively, the “Parent Shareholder Approvals”) are the only votes or approvals of the holders of any class or series of capital shares of Parent necessary to approve this Agreement, the Securities Purchase Agreement and the transactions contemplated by this Agreement and the Securities Purchase Agreement.

(c) At a meeting duly called and held, the Parent Board has (i) unanimously determined that this Agreement, the Securities Purchase Agreement and the transactions contemplated hereby and thereby are fair to and in the best interest of Parent’s shareholders, (ii) unanimously approved, adopted and declared advisable this Agreement, the Securities Purchase Agreement and the transactions contemplated hereby and thereby and (iii) unanimously recommended that Parent’s shareholders grant the Parent Shareholder Approvals (such recommendation, the “Parent Board Recommendation”).

Section 6.03. Governmental Authorization. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby and by the Securities Purchase Agreement require no action by or in respect of, or filing with or notifications to, any Governmental Authority, other than (i) notifications required to be made to the Company or the AMF due to crossing certain ownership thresholds, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of Foreign Antitrust Laws, (iv) compliance with any applicable requirements of the 1933 Act, the 1934 Act, the General Rules of the AMF and the Euronext Paris non-harmonized market rules, and any other federal, state or non-U.S. securities laws, and (v) the approval of, or notifications to, the Delaware Insurance Commissioner, the California Insurance Commissioner, FINMA, the French Comité des entreprises d’assurance, the Canadian Office of the Superintendent of Financial Institutions, the Singapore Monetary Authority and the Bermuda Monetary Authority, except, in each case, for any actions or filings the absence of which would not reasonably be expected to (A) impair the ability of Parent and Purchaser to timely consummate the transactions contemplated by this Agreement or the Securities Purchase Agreement or (B) be material to Parent and its Subsidiaries, taken as a whole.

Section 6.04. Non-contravention. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation of the transactions contemplated hereby and by the Securities Purchase Agreement do not (in the case of Parent) and will not (in the case of Parent and Purchaser) (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws or other similar organizational documents of Parent or Purchaser, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 6.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any material asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

Section 6.05. Capitalization. (a) The authorized share capital of Parent amounts to US$200,000,000 and is divided into 11,600,000 Series C preferred shares, 9,200,000 Series D preferred shares, 144,000,000 shares designated as common shares and 35,200,000 undesignated shares. As of June 30, 2009, (i) 57,949,306 Parent Shares were issued and outstanding net of Parent Shares held in treasury, (ii) 1,295,173 Parent Shares were held in treasury, (iii) 2,358,595 Parent Shares were subject to outstanding Parent Options (of which Parent Options to purchase an aggregate of 2,321,780 Parent Shares were exercisable), (iv) 730,682 Parent Shares were subject to outstanding restricted share units, (v) 11,600,000 Series C Preferred Shares were issued and outstanding and (vi) 9,200,000 Series D Preferred Shares were issued and outstanding. All outstanding Parent Shares have been, and all Parent Shares that may be issued pursuant to any employee share option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and free of preemptive rights. Section 6.05 of the Parent Disclosure Schedule contains a complete and correct list of each outstanding Parent Options as of the date hereof including the holder, date of grant, exercise price, vesting schedule and number of the Parent Shares subject thereto.As of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote. As of June 30, 2009, except as set forth in this Section 6.05, there are no issued, reserved for issuance or outstanding (i) capital shares of or other voting securities of or ownership interests in Parent, (ii) securities of Parent convertible into or exchangeable for capital shares or other voting securities of or ownership interests in Parent, (iii) warrants, calls, options or other rights to acquire from Parent, or other obligation of Parent to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital shares or other voting securities or ownership interests in Parent or (iv) restricted shares, share appreciation rights, performance units, contingent value rights, “phantom” shares or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital share or voting securities of Parent (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”). As of the date hereof, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities. As of the date hereof, neither Parent nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Parent Securities.

(c) As of the date hereof, except as set forth in this Section 6.05 or in furtherance of the transactions contemplated by this Agreement or the Securities Purchase Agreement, none of (i) the Parent Shares or (ii) the Parent Securities are owned by any Subsidiary of Parent.

(d) The Parent Shares to be issued as Offer Consideration, when delivered to the relevant Company security holder in accordance with this Agreement, will have been duly authorized, fully paid and non-assessable free and clear of any Lien and will not be issued in violation of any preemptive rights or have any restriction on the right to vote, sell or otherwise dispose of such Parent Shares, except with respect to the parties thereto, as set forth in the applicable Investor Agreement (as defined in the Securities Purchase Agreement).

Section 6.06. Subsidiaries. (a) Each Subsidiary of Parent has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. As of the date hereof, all Subsidiaries of Parent and their respective jurisdictions of organization are identified in Section 6.06(a) of the Parent Disclosure Schedule.As of the date hereof, all of the outstanding capital shares or other voting securities of, or ownership interests in, each Subsidiary of Parent is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests, but excluding any restriction provided by Applicable Law or pursuant to the memorandum of association, bye-laws or similar organizational documents of the relevant Subsidiary). As of the date hereof, there are no issued, reserved for issuance or outstanding (i) securities of Parent or any of its Subsidiaries convertible into, or exchangeable for, capital shares or other voting securities of, or ownership interests in, any Subsidiary of Parent, (ii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any capital shares or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital shares or other voting securities of, or ownership interests in, any Subsidiary of Parent or (iii) restricted shares, share appreciation rights, performance units, contingent value rights, “phantom” shares or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Parent (the items in clauses (i) through (iii) being referred to collectively as the “Parent Subsidiary Securities”). As of the date hereof, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Subsidiary Securities. As of the date hereof, except for the capital shares or other voting securities of, or ownership interests in, its Subsidiaries and except for the Investment Assets, Parent does not own, directly or indirectly, any capital shares or other voting securities of, or ownership interests in, any Person.

Section 6.07. SEC Filings. (a) Parent has filed with the SEC, and made available to the Company, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed by Parent since January 1, 2007 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”).

(b) As of its filing date (and as of the date of any amendment), each Parent SEC Document complied, and each Parent SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed pursuant to the 1934 Act did not, and each Parent SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) Parent has complied in all material respects with the applicable listing rules and regulations of the New York Stock Exchange.

Section 6.08. Disclosure Documents. (a) The S-4 shall not at the time the S-4 is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Proxy Statement shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is first mailed to the shareholders of Parent, or at the time of the Parent Shareholder Approvals contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The information supplied by Parent in writing specifically for inclusion in the Company Disclosure Documents, the Reply Document and the Offer Documents shall not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

(d) Each document required to be filed by Parent or Purchaser with the AMF in connection with the transactions contemplated by this Agreement, and any amendments or supplements thereto, when filed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the General Rules of the AMF and will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

(e) The representations and warranties contained in this Section 6.08 will not apply to statements or omissions included or incorporated by reference in the S-4, the Proxy Statement, the Company Disclosure Documents, the Reply Document or the Offering Documents based upon information supplied in writing by the Company or any Seller or any of their Representatives specifically for inclusion therein.

Section 6.09. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents (the “Parent Financial Statements”) fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year end audit adjustments in the case of any unaudited interim financial statements).

Section 6.10. Tangible Book Value Per Share. Exhibit B-2 fairly presents, in conformity with GAAP applied on a consistent basis, the Tangible Book Value Per Share of Parent as of March 31, 2009.

Section 6.11. Absence of Certain Changes. (a) Since the Balance Sheet Date, the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Since the Balance Sheet Date until the date hereof, there has not been any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing without the Company’s consent, would constitute a material breach of Section 8.01.

Section 6.12. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Purchaser who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the Securities Purchase Agreement.

Section 6.13. Opinion of Financial Advisor. The Parent Board has received the opinion of UBS Securities LLC, financial advisor to Parent, to the effect that, as of the date of such opinion and based on and subject to the assumptions, matters considered and limitations described therein, the aggregate consideration to be paid by Parent pursuant to this Agreement and the Securities Purchase Agreement is fair, from a financial point of view, to Parent.

Section 6.14. Taxes. To Parent’s knowledge, neither Parent nor any of its non-U.S. Subsidiaries is treated as a “passive foreign investment company” as defined in Section 1297 of the Code for its most recently ended taxable year. To Parent’s knowledge, Parent and each of its non-U.S. Subsidiaries currently satisfies (assuming the relevant taxable year ended on the date this representation is being given), and expects to satisfy with respect to the taxable year in which the Closing falls, either or both of the exceptions described in Sections 953(c)(3)(A) and (B) of the Code so that none of its U.S. Shareholders (within the meaning of Section 953(c) of the Code) will be required to include in income any of Parent’s or its subsidiaries’ “related person insurance income” (within the meaning of Section 953(c)(2) of the Code) by operation of Sections 951(a) and 953(c)(5) of the Code.. No Other Representations. Except for the representations and warranties of Parent and Purchaser contained in this Agreement, Parent and Purchaser make no other representation or warranty in connection with, arising out of or relating to the transactions contemplated by this Agreement and the Securities Purchase Agreement, express or implied, and Parent and Purchaser hereby disclaim, and the Company may not rely on, any such other representation or warranty, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or any other Person of any documentation or other information by Parent and Purchaser or any of their Representatives or any other Person with respect to any of such matters, in each case except in the case of fraud or intentional misrepresentation.

ARTICLE 7
COVENANTS OF THE COMPANY

The Company agrees that:

Section 7.01. Conduct of the Company. Subject to the limitations and exceptions set forth in the several sentences of this Section 7.01, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees, (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it and (v) ensure that all payments made, liabilities incurred and transactions entered into represent bona fide obligations or transactions arising in the ordinary course of business for full and valid consideration. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, as required by Applicable Law, or as set forth in Section 7.01 of the Company Disclosure Schedule or to the extent

Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), subject to any constraints under Applicable Law, the Company shall, and shall cause its Subsidiaries to:

(a) not amend its articles of incorporation, memorandum of association, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) not (i) split, combine or reclassify any shares of its capital stock, or propose to split, combine or reclassify, any of its share capital, or issue or authorize or propose the issuance or authorization of any other securities in respect of, or in lieu of or in substitution for, shares of its share capital, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except (A) for the Company’s payment of the Share Capital Repayment and (B) dividends paid by a direct or indirect wholly owned Subsidiary of the Company to the Company or to any of the Company’s other direct or indirect wholly owned Subsidiaries (to the extent that any such dividends do not result in any Subsidiary of the Company breaching or otherwise violating any applicable regulatory capital requirements or becoming subject to any additional regulatory oversight or reporting requirements); provided that no dividends shall be paid to the Company or to fund the Share Capital Repayment except in accordance with Section 9.03 or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of the Company’s (or any of its Subsidiaries’) share capital or any securities convertible into or exercisable for any shares of the Company’s (or any of its Subsidiaries’) share capital (including any Company Securities or any Company Subsidiary Securities), other than repurchases, redemptions or acquisitions by any wholly owned Subsidiary of the Company of share capital or such other securities, as the case may be, of any other wholly owned Subsidiary of the Company;

(c) not (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any Company Shares upon the exercise of Company Options, Company Warrants or Company RSUs that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement and (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) not incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget that has been made available to Parent prior to the date of this Agreement and (ii) any unbudgeted capital expenditures not to exceed US$500,000 individually or US$5,000,000 in the aggregate;

(e) not acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies, equipment and investment securities or other assets in bona fide transactions, on arms-length terms in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice and/or (ii) acquisitions with a purchase price net of the total of assumed liabilities (including all operating liabilities, reserves and indebtedness) that does not exceed US$500,000 individually or US$5,000,000 in the aggregate;

(f) not sell, lease or otherwise transfer, or create or incur any Lien, other than a Permitted Lien, on, any of the Company’s or any of its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) in bona fide transactions, on arms-length terms in the ordinary course of business consistent with past practice, including in respect of letter of credit facilities and/or (ii) other sales of assets, securities, properties, interests or businesses with a sale price or carrying value net of the total of assumed liabilities (including all operating liabilities, reserves and indebtedness) that does not exceed US$500,000 individually or US$5,000,000 in the aggregate;

(g) other than in connection with actions permitted by Section 7.01(d) or Section 7.01(e), not make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice or loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of the Company;

(h) not create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof (including reimbursement obligations with respect to letters of credit), other than (i) in replacement of existing or maturing debt, (ii) guarantees relating to business written by any wholly owned Subsidiary (whether directly or indirectly) of the Company in the ordinary course of the Company’s and its Subsidiaries’ insurance or reinsurance business consistent with past practice and not in excess of US$60,000,000 in the aggregate and (iii) draw-downs pursuant to existing credit facilities and letters of credit in support of the Company’s and its Subsidiaries’ insurance or reinsurance business consistent with past practice;

(i) (i) with respect to any director, officer or employee of the Company or any of its Subsidiaries whose annual compensation exceeds US$150,000, (A) not grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) not enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (ii) not increase benefits payable under any existing severance or termination pay policies, (iii) not establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement or (iv) not increase compensation, bonus or other benefits payable to any employee of the Company or any of its Subsidiaries, except, with respect to any director, officer or employee of the Company or any of its Subsidiaries whose annual compensation does not exceed US$150,000, for increases in the ordinary course of business consistent with past practice;

(j) not change the Company’s methods of accounting, except as required by concurrent changes in IFRS, as agreed to by its independent public accountants;

(k) not settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries except (A) where the amount paid (less the amount reserved for such matters in its latest audited balance sheet included in its AMF Documents and any insurance coverage applicable thereto) in settlement or compromise, in each case, does not exceed US$500,000 or (B) arising from ordinary course claims for insurance or reinsurance (but excluding material litigation relating to such claims) that are handled pursuant to the Company’s normal claims handling process consistent with past practice, (ii) any shareholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(l) not (i) make or change any material Tax election, (ii) change any annual tax accounting period, (iii) adopt or change any method of tax accounting except as required by Applicable Law, (iv) materially amend any Tax Returns, (v) enter into any material closing agreement, (vi) settle any material Tax claim, audit or assessment or (vii) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(m) comply in all material respects with, and not alter or amend in any material respect (except as may be required by or, in its reasonable good faith judgment, advisable under, IFRS, Applicable SAP or any Governmental Authority or Applicable Laws), the Company’s or any of its Subsidiaries’ existing underwriting guidelines, referral processes, authority levels, the risk limitations set forth in Section 7.01(m) of the Company Disclosure Schedule (except for increases to risk limitations in the ordinary course of business consistent with past practice), pricing policies and practices;

(n) comply in all material respects with the Company’s and its Subsidiaries’ existing risk management policies and practices described in Section 7.01(n) of the Company Disclosure Schedule;

(o) not enter, to the extent material, any new risk segments, any classes or any markets in which the Company and its Subsidiaries do not operate on the date hereof;

(p) not permit the aggregate premium volumes of new business (i.e., treaties referenced by a new treaty number in the Company’s Petrus system in accordance with past practice) in each of the property, casualty/motor, credit/bond and marine/aviation/life classes to exceed 25% of the in force aggregate premium volume generated by each of such classes as of the first day of the current calendar quarter (based on the Company’s Petrus system) with the exception of the facultative reinsurance class, to which such limit shall not apply. For the purpose of the comparison between the aggregate premium volume at the first day of the current calendar quarter and the new aggregate premium volume, the exchange rates at December 31 of the most recently completed calendar year shall be used;

(q) not make any material change in the methodology used in the calculation of reserves for future payment of benefits, losses, claims, expenses and similar purposes (including claims litigation) under all insurance policies or Reinsurance Agreements to which any Insurance Entity is or becomes a party;

(r) use its commercially reasonable efforts consistent with past practice to enter into or renew any retrocession treaties or agreements involving the Company’s or any of its Subsidiary’s cession of risk on terms and conditions (including collateral and other security requirements) consistent with those entered into by the Company and its Subsidiaries in the ordinary course of business consistent with past practice to the extent available on commercially reasonable terms; provided that if after the date hereof the Company desires to reduce its peak exposure in manner inconsistent with its past practice, upon the receipt by Parent of a reasonably detailed description of the Company’s planned actions, together with any relevant analysis, Parent shall consider such request in good faith and shall not unreasonably withhold, condition or delay its consent to the taking of such action.

(s) not amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) any Material Contract or waive, release or assign any material rights, claims or benefits of it or its Subsidiaries under any Material Contract, or enter into any contract or agreement that would have been a Material Contract had it been entered into prior to this Agreement;

(t) not enter into, amend or modify in any material respect any agreement relating to the commutation of any reinsurance program or Reinsurance Agreement having commutation amounts in excess of US$10,000,000 individually or US$50,000,000 in the aggregate, other than as required by Applicable Law; provided that the Company shall, on a quarterly basis, provide Parent with reasonable information regarding any commutations undertaken in the previous quarter for which the prior approval of Parent was not required pursuant to this Section 7.01(t);

(u) other than with respect to the Company’s or its Subsidiaries’ Agents appointed as of the date hereof, not enter into any agreement providing for the appointment of any managing general agent or any Person performing similar functions;

(v) comply with and take such reasonable action as may be necessary to ensure that each investment manager or adviser, Agent or Administrator complies with, and not alter or amend in any material respect, the investment policy and guidelines set forth in Section 7.01(v) of the Company Disclosure Schedule, except as may be required by (or, in its reasonable good faith judgment, advisable under) IFRS, Applicable SAP or any Governmental Authority or Applicable Law;

(w) not enter into, purchase, sell, amend or modify any derivative contract, except (i) in the case of contracts (other than any contracts referenced in (ii), (iii) and (iv) below) for the purpose of hedging in the ordinary course of business consistent with past practice and in compliance with the investment policy and guidelines set forth in Section 7.01(v) of the Company Disclosure Schedule, (ii) in the case of currency rate hedging, in the ordinary course of business consistent with past practice, (iii) in the case of weather derivatives where limits are stipulated, with a maximum exposure per individual risk not in excess of US$10,000,000/€10,000,000 and (iv) for weather derivatives and agriculture related derivatives, in each case, traded over the Chicago Mercantile Exchange (CME) or the Chicago Board of Trade (CBOT), in the ordinary course of business consistent with past practice (it being specified that the Company shall report to Parent every two weeks on any transaction entered into by the Company or any of its Subsidiaries on the Chicago Mercantile Exchange during such previous two-week period); provided that solely in the case of the foregoing clause (iii), unless Parent provides written notice that it is withholding consent within two Business Days after the receipt of written request therefor from the Company, such consent will be deemed to have been granted;

(x) not underwrite sport, leisure and entertainment business with a per risk limit in excess of US$10,000,000/€10,000,000 or a per event limit in excess of US$15,000,000/€15,000,000; provided that solely in the case of this clause (x), unless Parent provides written notice that it is withholding consent within two Business Days after the receipt of written request therefor from the Company, such consent will be deemed to have been granted;

(y) commit to continue the Company’s existing investment practice to not incur exposure to equities or to not acquire additional non-guaranteed asset-

backed securities and to seek to maintain an average credit rating of AA- or better for its investment portfolio; provided that the Company in no event shall be required to sell any Investment Assets to maintain such rating that would be below the Company’s management’s estimate of the realizable value of such security;

(z) not voluntarily forfeit, abandon, modify, waive, terminate or otherwise change any of its material governmental licenses, authorizations, permits, consents and approvals, except as would not reasonably be expected to be material to it and its Subsidiaries, taken as a whole;

(aa) use its reasonable best efforts to obtain and maintain in existence each contract or agreement under which the Company or any of its Subsidiaries is granted any material license rights or immunity (including any license relating to risk modeling Software) with respect to the Intellectual Property of a third party; and

(bb) not agree, resolve or commit to (i) do any action restricted by this Section 7.01 or (ii) accept any restriction that would prevent the Company or any of its Subsidiaries from taking any action required by this Section 7.01.

Section 7.02. Company Shareholder Approvals; Company Shareholders Meeting. (a) As soon as practicable after the date hereof, the Company Board and the Company shall take all actions reasonably necessary for (i) the appointment of the Parent Designated Directors to the Company Board and the resignation of the directors from the Company Board, in each case, set forth on the list entitled “Resigning and Appointed Company Board Members” delivered by Parent to the Company in writing no later than seven Business Days prior to the publication of the invitation to the applicable Company Shareholders Meeting relating to the election of the Parent Designated Directors (as defined in the Securities Purchase Agreement) subject to and effective upon the Closing, (ii) the approval and adoption of the Share Capital Repayment by the Company’s shareholders and the payment thereof immediately prior to the Closing (subject to Section 9.03) and (iii) the Charter Amendment to become effective immediately prior to the Closing, including convening one or more meetings of the Company’s shareholders (each, a “Company Shareholders Meeting”) as soon as reasonably practicable for the purpose of voting upon (A) a conditional resolution to appoint the Parent Designated Directors to the Company Board subject to and effective upon the Closing, (B) a conditional resolution to approve and adopt the Share Capital Repayment subject to and effective upon the Closing and (C) the approval of the Charter Amendment. The Company, acting through the Company Board, (1) shall recommend to the Company’s shareholders their approval of the appointment of the Parent Designated Directors, the Share Capital Repayment and the Charter Amendment and include in the Company Disclosure Documents such recommendations, (2) shall use its reasonable best efforts to obtain such approvals, including soliciting the votes of the Company’s shareholders in favor of the appointment of the Parent Designated Directors, the Share Capital Repayment and the Charter Amendment, and (3) shall otherwise comply with all legal requirements applicable to each Company Shareholders Meeting; provided that if the Company Board shall make an Adverse Company Recommendation Change, the obligations of the Company Board to make the recommendation contemplated by the foregoing clause (1) shall cease, but no Adverse Company Recommendation Change shall affect the Company’s other obligations under this Section 7.02, including its obligations to take all actions reasonably necessary (x) prior to the applicable Company Shareholder Meeting in order to be able to give effect each of the matters described in clauses (i), (ii) and (iii) (including calling and holding Company Shareholders Meetings and soliciting votes of the Company’s shareholders (provided that in soliciting such votes, the Company Board shall have the right to communicate the basis for its lack of recommendation) as promptly as reasonably practicable after the receipt of the applicable Company Shareholder Approval at such Company Shareholder Meeting and (y), upon the receipt of the applicable Company Shareholder Approval, to give effect to such matters.

(b) In connection with each Company Shareholders Meeting, the Company shall, in each case, to the extent required by Applicable Law, promptly prepare and shall thereafter mail to its shareholders any and all Company Disclosure Documents and all other materials for such meeting. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on all such Company Disclosure Documents and any amendments thereto each time before any such document is mailed to the Company’s shareholders, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Purchaser and their counsel. Each of Parent, Purchaser and the Company agrees promptly to correct any information provided by it in writing specifically for use in such Company Disclosure Documents prepared in connection with each Company Shareholders Meeting if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. The Company shall use its reasonable best efforts to cause such Company Disclosure Documents prepared in connection with each Company shareholders Meeting as so corrected to be mailed to the Company’s shareholders, in each case to the extent required by Applicable Law.

Section 7.03. Swiss Federal Tax Ruling. The Company shall use reasonable best efforts in supporting Purchaser in obtaining, on behalf of Parent (in the case of clause (i) below) or the Company (in the case of clauses (ii) and (iii) below), a tax ruling from the Swiss Federal Tax Administration confirming that (i) the contribution of Parent Shares into either GmbH Purchaser or AG Purchaser will not trigger any Swiss issuance stamp tax consequences, (ii) the position “Réserves / Primes d’émission” in the books of the Company in the amount of CHFT 1’239’479 as per December 31, 2008 qualifies as Additional

Paid-In Capital (“APIC”) paid in after 1996 for Swiss tax purposes not being subject to Swiss withholding tax in case of a repayment to the Company’s shareholders on or after January 1, 2011 and (iii) a change in the Company’s shareholding structure (including the Merger contemplated by this Agreement) will not lead to a qualification as withholding tax avoidance under the old reserves rules provided that no distributions or redemption of “Réserves / Primes d’émission” are made prior to January 1, 2011 (the “Swiss Federal Tax Ruling”). The Company shall promptly provide Purchaser with all information and documents necessary in connection with obtaining the Swiss Federal Tax Ruling and in furtherance thereof shall promptly inform Parent and Purchaser of any developments which may affect the ruling process.

Section 7.04. Alternative Structure in Lieu of the Swiss Federal Tax Ruling. If Parent informs the Company that it believes, based upon the advice of tax advisers, that the Swiss Federal Tax Ruling will not be timely obtained, the Company shall (i) consider in good faith any modifications to the transaction structure contemplated by this Agreement and the Securities Purchase Agreement proposed by Parent that would allow Parent and its Affiliates to achieve tax treatment that approximates the treatment that would have been achieved if the Swiss Federal Tax Ruling were obtained, and shall agree to such modifications if the Company determines, in its reasonable judgment, that such modifications are not adverse in any material respect to the Company or any of its direct or indirect shareholders and (ii) use reasonable best efforts to cooperate with Parent, at Parent’s sole cost and expense, in effecting any such modifications.

Section 7.05. Access to Information. From the date hereof until the Effective Time and subject to the Confidentiality Agreement dated as of May 18, 2009 (the “May Confidentiality Agreement”) among the Company, Parent and the other parties thereto, the Confidentiality Agreement dated as of April 15, 2009 (the “April Confidentiality Agreement” and, together with the May Confidentiality Agreement, the “Confidentiality Agreements”) among the Company, Parent and the other parties thereto and Applicable Law, upon reasonable notice, the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to its offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to reasonably cooperate with Parent in its investigation of the Company and its Subsidiaries; provided that the Company may restrict the foregoing access to the extent it would, in the reasonable good faith opinion of the Company, jeopardize any legally recognized privilege or violate any binding agreement entered into prior to the date hereof (provided, however, that the parties agree to use reasonable best efforts, if requested by Parent, to enter into a joint defense agreement or implement such other techniques for resolving privilege issues if the parties determine that doing so would reasonably permit the disclosure of such information without so jeopardizing such privilege or resulting in such violation). Any investigation pursuant to this Section 7.05 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent in any investigation pursuant to this Section 7.05 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

Section 7.06. No Solicitation; Other Offers. (a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Company Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, knowingly participate in, knowingly facilitate or encourage any effort by any Third Party that has indicated to the Company it is seeking to make, or has made, a Company Acquisition Proposal, (iii) fail to convene a meeting of the Company Board for the purpose of seeking the Final Offer Recommendation in accordance with (and subject to the provisions of) Section 2.02(c) or withdraw or modify in a manner adverse to Parent the Company Board Recommendation or the Final Offer Recommendation, if any, (or recommend a Company Acquisition Proposal or take any action or make any statement inconsistent with the Company Board Recommendation or the Final Offer Recommendation, if any) (any of the foregoing in this clause (iii), an “Adverse Company Recommendation Change”), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries to the extent such waiver or release would permit any Person to make a Company Acquisition Proposal or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to a Company Acquisition Proposal. It is agreed that any violation of the restrictions on the Company set forth in this Section by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company. Subject to the proviso to Section 7.02, making an Adverse Company Recommendation Change shall not relieve the Company of its obligations under Section 7.02 or its obligations to seek the Company Shareholder Approvals or to hold any Company Shareholder Meetings in respect thereof.

(b) Exceptions. Notwithstanding Section 7.06(a), at any time prior to the Effective Time:

(i) the Company, directly or indirectly through advisors, agents or other intermediaries, may (A) engage in negotiations or discussions with any Third Party and its Representatives or financing sources that, subject to the Company’s compliance with Section 7.06(a), has made after the date of this Agreement a bona fide, written Company Acquisition Proposal that the Company Board reasonably believes will lead to a Superior Proposal and (B) furnish to such Third Party or its Representatives or its financing sources non-public information relating to the Company or any of its Subsidiaries, and afford access to business, property, assets, books and records of the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms no less favorable to the Company than those contained in the May Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party) and (C) (subject to the Company having used reasonable best efforts to oppose any proceeding seeking such an order) take any action that any court of competent jurisdiction orders the Company to take; and

(ii) following receipt of a Superior Proposal, the Company Board may make an Adverse Company Recommendation Change;

in each case referred to in the foregoing clauses (i) and (ii) only if the Company Board determines in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under Swiss law; provided that after the Closing, the Company Board shall not make an Adverse Company Recommendation Change unless the Company Board is acting upon the recommendation of the Independent Directors.

(c) Required Notices. The Company Board shall not take any of the actions referred to in Section 7.06(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking such action, the Company shall continue to advise Parent on a current basis of the status and terms of any discussions and negotiations with the Third Party; provided that the foregoing shall not require the Company to give Parent prior notice of discussions with a Third Party initiated by such Third Party where the Company is unaware of the Third Party’s potential interest in making a Company Acquisition Proposal, so long as the Company notifies Parent upon becoming so aware in accordance with the next sentence. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Company Acquisition Proposal, any indication that a Third Party is considering making a Company Acquisition Proposal or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that is known by the Company to be considering making, or has made, a Company Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Company Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed, on a current basis, of the status and material terms of any such Company Acquisition Proposal, indication or request and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Company Acquisition Proposal (as well as written summaries of any oral communications addressing such matters). Any material amendment to any Company Acquisition Proposal will be deemed to be a new Company Acquisition Proposal for purposes of the Company’s compliance with this Section 7.06(c). Any of the foregoing obligations are subject to restrictions in accordance with Applicable Law.

(d) “Last Look”. Further, the Company Board shall not make an Adverse Company Recommendation Change in response to a Company Acquisition Proposal, unless (i) it determines such Company Acquisition Proposal is reasonably likely to constitute a Superior Proposal, (ii) the Company promptly notifies Parent, in writing, at least five Business Days before taking that action and subject to Applicable Law, of its intention to do so and attaching the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making the Company Acquisition Proposal, and (iii) Parent does not make, within five Business Days after its receipt of that written notification, an offer (x) that is at least as favorable to the shareholders of the Company as such Superior Proposal, or (y) after the Offer Filing Date until the expiration, termination or consummation of the Offer, whose terms, in case of a competing bid (offre concurrente), can be declared compliant by the AMF (déclaration de conformité) (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and a new five Business Day period under this Section 7.06(d)).

(e)  Definition of Superior Proposal.  For purposes of this Agreement, “Superior Proposal” means a bona fide, initially unsolicited written Company Acquisition Proposal for all of the outstanding Company Shares not owned by

Parent or subject to the transactions contemplated by the Securities Purchase Agreement, on terms that the Company Board determines in good faith by a majority vote, after considering the advice of a financial advisor of internationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Company Acquisition Proposal, including any break- up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all of the Company’s shareholders than as provided hereunder (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 7.06(d)), (i) which the Company Board determines is reasonably likely to be consummated without undue delay relative to the transactions contemplated by this Agreement and (ii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Company Board.

Section 7.07. Currency Rate Hedge. Promptly, but no later than two Business Days, after the date hereof, the Company shall enter into and thereafter maintain or renew until the payment of the Share Capital Repayment, or if the Share Capital Repayment is not paid prior to the Closing, such later time after the Closing as Parent shall determine, one or more currency rate arrangements that will fix the rate of exchange for conversion of U.S. dollars to CHF as of such date in respect of an aggregate amount in U.S. dollars equal to not less than US$329,488,933.

Section 7.08. IFRS Financial Statements. (a) As soon as reasonably practicable after the date hereof, the Company shall instruct and take steps necessary to allow its independent auditors, Mazars Coresa (the “Independent Auditor”), to prepare and deliver (and conduct such review as may be necessary to prepare and deliver) to the Company an opinion that the audited consolidated financial statements of the Company included in the Company’s AMF Documents for the 12 months ended December 31, 2008 and 2007 and the six months ended December 31, 2006 comply with IFRS.

(b) The Company shall cause the audited consolidated financial statements of the Company for the 12 months ended December 31, 2008 and 2007 and the six months ended December 31, 2006 and the unaudited consolidated interim financial statements of the Company for the quarters ended March 31, 2009 and June 30, 2009, in each case, included in the Company’s AMF Documents and which will be included in the Proxy Statement or the S-4 to state in the notes thereto that such financial statements comply with IFRS in accordance with Item 17 of Form 20-F under the 1934 Act.

Section 7.09. Closing Balance Sheet. The Company shall prepare a consolidated balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”), audited by the Independent Auditor and prepared in accordance with IFRS, applied in a manner consistent with the Company’s consolidated balance sheet as of the Balance Sheet Date included in the Company Financial Statements. The Company shall deliver to Parent a preliminary Closing Balance Sheet no later than 25 days after the Closing Date and a final audited Closing Balance Sheet no later than 45 days after the Closing Date.

ARTICLE 8
COVENANTS OF PARENT

Parent agrees that:

Section 8.01. Conduct of Parent. (a) Subject to the limitations and exceptions set forth in the several sentences of this Section 8.01, from the date hereof until the Closing, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees, (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it and (v) ensure that all payments made, liabilities incurred and transactions entered into represent bona fide obligations or transactions arising in the ordinary course of business for full and valid consideration. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, as required by Applicable Law, or as set forth in Section 8.01 of the Parent Disclosure Schedule or to the extent the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), subject to any constraints under Applicable Law, Parent shall, and shall cause its Subsidiaries to:

(i) not change its methods of accounting, except as required by concurrent changes in GAAP as agreed to by its independent public accountants;

(ii) comply in all material respects with its and its Subsidiaries’ existing risk management policies and practices;

(iii) not make any material change in the methodology used in the calculation of reserves for future payment of benefits, losses, claims, expenses and similar purposes (including claims litigation) under any material insurance policies or Reinsurance Agreements to which any Insurance Entity is or becomes a party; and

(iv) not agree, resolve or commit to (A) do any action restricted by this Section 8.01 or (B) accept any restriction that would prevent it or any of its Subsidiaries from taking any action required by this Section 8.01.

(b) Without limiting Section 10.01, the Company shall, prior to the Closing, have the right to terminate this Agreement upon giving written notice to Parent if:

(i) Since the date hereof, Parent shall have issued, or committed to issue, Parent Shares (in one ore more transactions) having an aggregate Market Value in excess of US$500,000,000 as of the date of the applicable issuance or commitment in connection with the acquisition (by merger, consolidation, acquisition or stock or assets or otherwise), directly or indirectly, of any assets, securities, properties, interests or businesses; or

(ii) Parent shall have entered into a definitive agreement with respect to or consummated any transaction (including the consolidation of Parent with, or the merger or amalgamation of Parent with or into any Person) pursuant to which the outstanding Parent Shares have or will be converted into or exchanged for securities of any other Person, cash or other property.

Section 8.02. Formation of Purchaser. Promptly after the date hereof, Parent shall form a Swiss GmbH (“GmbH Purchaser”) and a Swiss Aktiengesellschaft (“AG Purchaser”), each as a wholly owned subsidiary of Parent. If the Cantonal Tax Ruling with respect to GmbH Purchaser is obtained on or before September 15, 2009, Parent shall cause GmbH Purchaser to execute a joinder agreement to this Agreement and the Securities Purchase Agreement and be bound hereunder and thereunder. If the Cantonal Tax Ruling with respect to GmbH Purchaser is not obtained on or before September 15, 2009, Parent shall promptly cause AG Purchaser to execute a joinder agreement to this Agreement and the Securities Purchase Agreement and be bound hereunder and thereunder. Notwithstanding the foregoing, if Parent informs the Company that it believes, based upon the advice of tax advisers, that the Swiss Federal Tax Ruling will not be obtained, Parent shall have the right, but not the obligation, to form a Bermuda entity (“Bermuda Purchaser”) as a wholly owned subsidiary of Parent and cause Bermuda Purchaser and GmbH Purchaser to execute joinder agreements to the Agreement and the Securities Purchase Agreement and be bound hereunder and thereunder in lieu of the joinder agreements described in the previous two sentences. Parent shall (i) take such actions as are necessary to cause the board of directors of Purchaser to approve this Agreement and the Securities Purchase Agreement and declare advisable this Agreement, the Securities Purchase Agreement and the transactions contemplated hereby and thereby and (ii)

approve, if Parent is the sole shareholder of Purchaser, or cause the sole shareholder of Purchaser to approve, and adopt this Agreement.

Section 8.03. Obligations of Purchaser. Parent shall cause Purchaser to perform its obligations under this Agreement and the Securities Purchase Agreement and to consummate the transactions contemplated by this Agreement and the Securities Purchase Agreement on the terms and conditions set forth in this Agreement and the Securities Purchase Agreement.

Section 8.04. Voting of Shares. Parent shall vote, or cause to be voted, all Company Shares beneficially owned by it or any of its Affiliates in favor of approval of the Merger at the meeting of the Company’s shareholders contemplated by Section 3.01.

Section 8.05. Director and Officer Liability. Parent shall cause the Company or Surviving Company, as applicable, and the Surviving Company hereby agrees, to do the following:

(a) Until the later of (i) six years after the Effective Time and (ii) six years after Closing, Parent shall cause the Company or Surviving Company, as applicable, to indemnify, defend and hold harmless, and provide advancement of expenses (provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by Applicable Law) to, the present and former directors, managers and officers of the Company (each, an “Indemnified Person”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Indemnified Person is or was a director or officer of the Company or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time (or if this Agreement is terminated after the Closing and prior to the Effective Time, the termination of this Agreement), whether asserted or claimed prior to, at or after, the Effective Time (or if this Agreement is terminated after the Closing and prior to the Effective Time, the termination of this Agreement) (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), to the fullest extent permitted by Swiss law or any other Applicable Law or provided under the Company’s articles of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) Until the later of (i) six years after the Effective Time and (ii) six years after the Closing, Parent shall cause to be maintained in effect provisions in the Company’s or the Surviving Company’s, as applicable, articles of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Company) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement, to the fullest extent permitted by Swiss law or any other Applicable Law.

(c) Prior to the Closing Date, the Company shall, and Parent shall cause the Company and the Surviving Company, as of the Closing and the Effective Time (or if this Agreement is terminated after the Closing and prior to the Effective Time, the termination of this Agreement), as applicable, to obtain and maintain thereafter and fully pay the premium for the non-cancelable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the later to occur of the Closing and the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time (or if this Agreement is terminated after the Closing and prior to the Effective Time, the termination of this Agreement) with terms, conditions, amounts, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (or if this Agreement is terminated after the Closing and prior to the Effective Time, the termination of this Agreement) (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto. If the Company or the Surviving Company for any reason fails to obtain such “tail” insurance policies in accordance with the preceding sentence, the Company and the Surviving Company shall or Parent shall cause the Company and the Surviving Company, as applicable, to continue to maintain in effect, for a period of at least six years from the later to occur of the Closing Date and the Effective Time, the D&O Insurance in place as of the date hereof with terms, conditions, amounts, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Company shall, or Parent shall cause the Surviving Company to, purchase comparable D&O Insurance for such period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Company be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 8.05(c) of the Company Disclosure Schedule; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Company shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount; and provided further that any such D&O Insurance shall explicitly provide or promptly be amended to provide that such D&O Insurance shall be “primary insurance”. Prior to the Closing, the Company shall use its commercially reasonable efforts to maintain or renew its existing D&O Insurance on terms substantially consistent with those currently in effect as of the date of this Agreement or, if such terms are not reasonably available, on such other commercially reasonably terms as the Company shall determine appropriate.

(d)  If Parent, the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person (including by dissolution), then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 8.05.

(e) The rights of each Indemnified Person under this Section 8.05 shall be in addition to and regardless of any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, under Swiss law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, his or her heirs and legal representatives.

Section 8.06. Parent Shareholder Meeting. Parent and the Parent Board shall take all actions reasonably necessary for convening one meeting of Parent shareholders (the “Parent Shareholder Meeting”) as soon as reasonably practicable and in any event shall use reasonable best efforts to convene such meeting no later than 45 days after the Proxy Statement has been cleared by the SEC for the purpose of securing the Parent Shareholder Approvals. Parent, acting through the Parent Board, shall (subject to Section 8.07 solely in the case of the succeeding clause (i)) (i) make the Parent Board Recommendation at the Parent Shareholder Meeting and include such recommendation in the Proxy Statement, (ii) use its reasonable best efforts to obtain such approval and (iii) otherwise comply with all legal requirements applicable to such meeting, provided, however, that if the Parent Board shall have effected an Adverse Parent Recommendation Change, then in submitting such matters to the Parent

Shareholders Meeting and in soliciting the votes of its shareholders, the Parent Board may submit such matters or solicit such votes without recommendation, in which event the Parent Board shall communicate the basis for its lack of a recommendation to the Parent shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent it determines, after consultation with its legal counsel, that such action is compelled by Applicable Law.

Section 8.07. No Solicitation; Other Offers. (a) General Prohibitions. Prior to receipt of the Parent Shareholder Approvals, neither Parent nor any of its Subsidiaries shall, nor shall Parent or any of its Subsidiaries authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Parent Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to Parent or any of its Subsidiaries or afford access to the business, properties, assets, books or records of Parent or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, knowingly participate in, knowingly facilitate or encourage any effort by any Third Party that has indicated to Parent it is seeking to make, or has made, a Parent Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to the Company the Parent Board Recommendation (or recommend a Parent Acquisition Proposal or take any action or make any statement inconsistent with the Parent Board Recommendation) (any of the foregoing in this clause (iii), an “Adverse Parent Recommendation Change”), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Parent or any of its Subsidiaries to the extent such waiver or release would permit any Person to make a Parent Acquisition Proposal or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to a Parent Acquisition Proposal. It is agreed that any violation of the restrictions on Parent set forth in this Section by any Representative of Parent or any of its Subsidiaries shall be a breach of this Section by Parent. Making an Adverse Parent Recommendation Change shall not relieve Parent of its obligation to hold the Parent Shareholders Meeting to seek the Parent Shareholder Approvals in accordance with Section 8.06.

(b) Exceptions. Notwithstanding Section 8.07(a), at any time prior to receipt of the Parent Shareholder Approvals:

(i) Parent, directly or indirectly through advisors, agents or other intermediaries, may (A) engage in negotiations or discussions with any Third Party and its Representatives or financing sources that, subject to Parent’s compliance with Section 8.07(a), has made after the date of this Agreement a bona fide, written Parent Acquisition Proposal and (B) furnish to such Third Party or its Representatives or its financing sources non-public information relating to Parent or any of its Subsidiaries, and afford access to the business, property, assets, books and records of the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to the Company) with such Third Party with terms no less favorable to Parent than those contained in the April Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made available to the Company) is provided or made available to the Company, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party) and (C) (subject to Parent having used reasonable best efforts to oppose any proceeding seeking such an order) take any action that any court of competent jurisdiction orders Parent to take; and

(ii) the Parent Board may make an Adverse Parent Recommendation Change;

in each case referred to in the foregoing clauses (i) and (ii) only if the Parent Board determines in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under Bermuda law.

Section 8.08. Protection of Directors and Management. Provided that the Closing occurs, Parent and Purchaser agree to refrain from claiming or enforcing and to waive, release and discharge, and to procure that the Company and its Subsidiaries refrain from claiming or enforcing and waive, release and discharge, to the fullest extent permitted in accordance with Applicable Laws, each of the directors, officers and managers of the Company and its Subsidiaries from any damages claims whatsoever, which the Company or any of its Subsidiaries has or may have out of any matter, cause or event occurring at or prior to the earlier of the Effective Time and the termination of this Agreement; provided that (i) the foregoing shall be subject to any limitation imposed from time to time under Applicable Law and (ii) nothing in this Section 8.08 shall restrict Parent or Purchaser from filing any such claim against any director or manager of the Company or any of its Subsidiaries in the case of fraud on the part of such director or manager. Promptly following each of the Closing and the Effective Time (or if this Agreement is terminated after the Closing and prior to the Effective Time, the termination of this Agreement), Parent and Purchaser shall, subject to Applicable Law, procure at the next ordinary general meeting (or equivalent meeting) of the Surviving Company or the Company, as applicable, occurring after such time (which, for the avoidance of doubt, can be the same meeting if the Closing and Effective Time occur prior to the next ordinary general meeting) an unconditional discharge granted to the directors and managers of the Company in connection with their acts or omissions as directors and managers of the Company and its Subsidiaries in the period prior to the Closing and the

Effective Time (or if this Agreement is terminated after the Closing and prior to the Effective Time, the termination of this Agreement); provided, however, that each director, officer and manager resigning with effect as of the Closing or after the date hereof shall waive in accordance with, and subject to the limitations set forth in, clause (ii) of Section 5.01(a) of the Securities Purchase Agreement any rights and declare to have no claims of any kind whatsoever towards the Company and its Subsidiaries in connection with, or otherwise arising out of, its services as a director or manager of the Company or any of its Subsidiaries.

Section 8.09. Composition of Parent Board. Parent shall take all action reasonably necessary to cause one of the existing directors on the Company Board that is not an Affiliate of any Seller to be appointed to the Parent Board effective upon the Closing, subject to the approval of such Person by Parent’s Nominating and Governance Committee.

Section 8.10. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the Parent Shares (a) to be listed on such European Union stock exchange as may be reasonably determined by Parent, provided that the choice of such exchange does not result in a material delay in the consummation of the transactions contemplated hereby, and (b) to be issued in the Purchase, Offer and the Merger to be approved for listing on the New York Stock Exchange (the “NYSE”), subject to official notice of issuance, prior to the Closing.

Section 8.11. Retrocession Cooperation. Until the Effective Time, Parent shall reasonably assist and cooperate with the Company in its efforts to enter into or renew retrocession treaties or agreements involving the Company’s or any of its Subsidiary’s cession of risk on commercially reasonable terms.

Section 8.12. Employment Matters. (a) For a period of twelve months commencing as of the date hereof (the “Retention Period”), the Company shall (or, as applicable, Purchaser and Parent shall, and shall cause the Company (and the Surviving Company, as the case may be) and its Subsidiaries to) (i) offer or maintain continued employment to all individuals who are employees of the Company or any of its Subsidiaries on the Closing, including employees not actively at work due to injury, vacation, military duty, disability or other leave of absence (the “Company Employees”), (ii) not to make any materially adverse amendment or modification (other than any such amendment or modification that is agreed to by such Company Employee) (A) in the case of any Company Employee with an employment agreement or any Company Employee who performs most of his or her duties in France, of the terms of the employment agreement as of the Closing and, if applicable, any collective bargaining agreement or works council agreement applicable to him or her and (B) in the case of any other Company Employee, of the terms and conditions of such Company Employee’s employment as of the Closing and (iii) not to notify any Company Employee of the termination of his or her employment for any economic reason in connection with any operational or legal reorganization of the Company or any of its Subsidiaries, including by way of merger, amalgamation, consolidation, business combination, sale of all or substantially all of the assets whether related or not to the transactions contemplated by this Agreement and the Securities Purchase Agreement; provided that no provision in this Agreement shall, subject to Applicable Law, preclude the Purchaser, Parent, the Company (or the Surviving Company, as the case may be) and its Subsidiaries from being permitted to (1) terminate the employment of any Company Employee (including, as applicable, his or her employment agreement) for Cause (as defined below), (2) subject to Section 8.12(b), modify, amend or terminate any US Employee Plan, International Plan or other plan, program or arrangement offered by Purchaser, Parent or any of their Subsidiaries and (3) modify, amend or terminate any terms and conditions of employment (including, as applicable, an employment agreement) of a Company Employee to the extent required by Applicable Law. For purposes of this Section 8.12(a), “cause”, with respect to any Company Employee, has the definition of such term or analogous term in such Company Employee’s employment agreement or, if such Company Employee has no such employment agreement, means (x) the engaging by such Company Employee in serious negligence or willful misconduct, in each case that is injurious to Parent and its Subsidiaries, (y) such Company Employee’s failure to perform to the reasonable satisfaction of such Company Employee’s supervisor or to comply in all material respects with the direction of such Company Employee’s supervisor or (z) the indictment, plea of guilty or plea of no contest of such Company Employee for a serious criminal act.

(b) Without limiting the generality of Section 8.12(a), during the Retention Period, (i) the Company shall not (or, as applicable, Purchaser and Parent shall not, nor shall they permit the Company (and the Surviving Company, as the case may be) and its Subsidiaries to) reduce any Company Employee’s base salary or any bonus provided under an employment agreement, collective bargaining agreement or works council agreement applicable to him or her, in each case as in effect immediately prior to the Closing and (ii) Company shall (or, as applicable, Purchaser and Parent shall, and shall cause the Company (and the Surviving Company, as the case may be) and its Subsidiaries to) provide employee benefits (including any perquisites) and compensation to Company Employees that are no less favorable in the aggregate than those provided to such Company Employees immediately prior to the Closing under the employment agreement, collective bargaining agreement or works council agreement applicable to him or her.

(c) Seniority with the Company or any of its Subsidiaries (including, without limitation, any current or former Affiliate of the Company or any predecessor, to the extent previously recognized under any US Employee Plans or International Plans), (i) shall be taken into account for purposes of determining, as applicable, the eligibility for participation and vesting of any Company Employees under all employee benefits plans, programs or arrangements offered by Purchaser, Parent, Company (and the Surviving Company, as the case may be) or any of their Subsidiaries (including the US Employee Plans and International Plans) to the Company Employees (other than any equity compensation plan), and (ii) shall be taken into account for purposes of determining the benefit accrual of any Company Employees under all vacation plans or arrangements, severance plans or arrangements and paid time off or similar plans offered to the Company Employees; provided that, in the case of each of clause (i) and (ii) above, no service credit shall be granted to the extent any duplication of benefits results.

(d) On and following the Closing, Purchaser and Parent shall, and shall cause the Company (and the Surviving Company, as the case may be) and Purchaser’s, Parent’s and the Company’s Subsidiaries to, each use its commercially reasonable efforts to (i) waive any limitation on medical coverage of Company Employees due to pre-existing conditions under the applicable medical plan of Purchaser, Parent, Company (and the Surviving Company, as the case may be) and their Subsidiaries, as applicable, to the extent such Company Employees are, as of the Closing, covered under a medical employee benefit plan of the Company or any of its Subsidiaries and (ii) credit each Company Employee with all deductible payments and co-payments paid by such Company Employee under the current medical employee benefit plan of the Company or any of its Subsidiaries prior to the Closing during the fiscal year 2009 for the purpose of determining the extent to which any such Company Employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any medical plan of Purchaser, Parent, Company (and the Surviving Company, as the case may be) and Purchaser’s, Parent’s and the Company’s Subsidiaries for such year. Notwithstanding the foregoing, this Section 8.12(d) shall not apply in any jurisdiction (e.g., France) to the extent clauses (i) and (ii) above would be inapplicable.

(e) To the extent required by Applicable Law, Parent and Purchaser shall cause the Company (and the Surviving Company, as the case may be) and its Subsidiaries to honor all obligations of the Company (and the Surviving Company, as the case may be) and its Subsidiaries under the collective bargaining agreements and works council agreements applicable to the Company (and the Surviving Company, as the case may be) and its Subsidiaries, and any replacement, renewal or extension of such agreements; provided that this Section 8.12(e) shall not preclude Parent, Purchaser, the Company (and the Surviving Company, as the case may be) and its Subsidiaries from altering, amending or terminating any such agreement in accordance with its terms.

(f) Without limiting the generality of Section 11.06, no provision of this Section 8.12 shall confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. This Section 8.12 shall not create any third party beneficiary or other rights in any Company Employee (including any beneficiary or dependent thereof) in respect of continued employment with either Purchaser, Parent, the Company (and the Surviving Company, as the case may be) and any of their Subsidiaries or Affiliates, and no provision of this Section 8.12 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any US Employee Plan, International Plan or other plan, program or arrangement offered by Purchaser, Parent or any of their Subsidiaries.

Section 8.13. Tax Matters. To the extent Bermuda Purchaser and/or GmbH Purchaser are used to effect the transactions contemplated hereby, Parent will, to the extent permitted by Applicable Law, cause Bermuda Purchaser and/or GmbH Purchaser to each be treated as an entity disregarded from Parent for U.S. federal income tax purposes on the date of the Effective Time.

ARTICLE 9
ADDITIONAL AGREEMENTS

The parties hereto agree that:

Section 9.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement and the Securities Purchase Agreement as promptly as reasonably practicable, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, including (A) the S-4, the Proxy Statement, the Offer Documents, the Reply Document and the Company Disclosure Documents, (B) such documents as are necessary for a listing of Parent’s common shares on such European Union stock exchange selected by Parent pursuant to Section 8.10 and (C) such documents as are necessary to seek the Company Shareholder Approvals and the Parent Shareholder Approvals, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) taking all action reasonably necessary to satisfy each of the conditions set forth in the Securities Purchase Agreement; provided that in no event shall Parent or Purchaser be required by this Section 9.01 or any other provision of this Agreement to (1) license, divest, dispose of or hold separate any portion of its or any of its Affiliates’ assets that would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, (2) accept any condition, limitation, obligation, commitment or requirement or take any other action imposed or proposed by any Governmental Authority that (x) restricts or limits Parent’s, the Company’s or any of their respective Affiliates’ freedom of action or requires Parent, the Company or any of their respective Affiliates to take any action, with respect to any of its or their assets or any portion of its or their businesses that would, in each case, reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, or (y) limits in any material respect its or any of its Subsidiaries’ ability effectively to exercise full rights of ownership of any Company Shares and Company Warrants, (3) pay an aggregate amount reasonably expected to be material to Parent and its Subsidiaries, taken as a whole, in connection with seeking or obtaining any required actions, consents or waivers as are required to complete the transactions contemplated by this Agreement and the Securities Purchase Agreement (excluding any mandatory filing fees and reasonable and customary costs and expenses associated with making applications for, and responding to requests for information from Governmental Authorities with respect to, such required actions, consents, approvals or waivers as are required to complete the transactions contemplated by this Agreement and the Securities Purchase Agreement), or (4) commit or agree to any of the foregoing (each of clauses (1), (2), (3) and (4), a “Burdensome Condition”); provided, further, that the Company (i) shall not take or agree to take any action identified in foregoing clause (1), (2), (3) or (4) that would reasonably be expected to materially reduce or materially and negatively interfere with the benefits to be recognized by Parent and its Subsidiaries in the transactions contemplated by this Agreement and the Securities Purchase Agreement without the prior written consent of Parent and (ii) if so requested by Parent, shall use reasonable best efforts to take any action identified in foregoing clause (1), (2), (3) or (4) reasonably necessary to obtain clearances or approvals required to give effect to the transactions contemplated by this Agreement and the Securities Purchase Agreement under Applicable Law, provided that such action is conditioned on the Closing and does not reduce the amount or delay the payment of the Per Share Consideration or the Per Warrant Consideration payable in connection with the transactions contemplated by this Agreement and the Securities Purchase Agreement.

(b) In furtherance and not in limitation of the foregoing, to the extent required under the HSR Act or Foreign Antitrust Laws, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act within 10 Business Days after the date of this Agreement, and any other required filing or application under Foreign Antitrust Laws, as applicable, as promptly as reasonably practicable, with respect to the transactions contemplated by this Agreement and the Securities Purchase Agreement, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or such Foreign Antitrust Laws, as applicable, and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or to obtain consents, approvals or authorizations under Foreign Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for in the HSR Act.

(c) In furtherance and not in limitation of the foregoing, (i) as soon as practicable following the date of this Agreement, the Company, Parent and Purchaser shall cooperate in all respects with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to prepare and file as promptly as practicable with the relevant insurance regulators all notifications of, or requests for approval or non-objection relating to, the transactions contemplated by this Agreement and the Securities Purchase Agreement and shall use all reasonable best efforts to have such insurance regulators approve the transactions contemplated by this Agreement and the Securities Purchase Agreement (whether through positive notification of approval or non-objection), (ii) each of the Company, on the one hand, and Parent and Purchaser, on the other hand, shall give prompt written notice if such party(ies) receives any notice from any insurance regulator in connection with the transactions contemplated by this Agreement and the Securities Purchase Agreement, and, in the case of any such written notice, shall promptly furnish the other party(ies) with a copy thereof, (iii) all applications and substantive correspondence with insurance regulators by the Company relating to approvals required in connection with the consummation of the transactions contemplated hereby and by the Securities Purchase Agreement shall be approved in advance by Parent (such approval not to be unreasonably withheld, conditioned or delayed) (provided that the Company and its counsel shall, to the extent time permits, be given a reasonable opportunity to review any such applications and substantive correspondence with insurance regulators made by Parent, and Parent shall give reasonable and good faith consideration to any comments made by the Company and its counsel) and (iv) each party shall have the right to participate in and shall, to the extent practicable, receive reasonable prior notice of, all meetings (telephonic or otherwise) of the other party with any insurance regulators in respect of the transactions contemplated by this Agreement and the Securities Purchase Agreement. If an insurance regulator requires that a hearing be held in connection with its approval of the transactions contemplated by this Agreement and the Securities Purchase Agreement, each party shall use its reasonable best efforts to arrange for such hearing to be held as promptly as practicable.

Section 9.02. Parent S-4 and Proxy Statement. (a) Parent shall promptly prepare, and Parent shall promptly file with the SEC, a prospectus and registration statement on Form S-4 (the “S-4”). Upon the declaration of the effectiveness under the 1933 Act of the S-4, Parent shall thereafter file as promptly as practicable with the SEC the S-4 in definitive form and make available to the shareholders of the Company the prospectus included in such S-4 in the same manner as the Offer Documents are made available as described in Section 2.01(e), and, in any event, any shareholder of the Company participating in the

Offer shall receive a copy of such prospectus. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Additionally, Purchaser will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as practicable a proxy statement (the “Proxy Statement”) for the purpose of obtaining the Parent Shareholder Approvals.

(b) Each of Parent, Purchaser and the Company agrees promptly to correct any information provided by it in writing specifically for use in the S-4 or Proxy Statement if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. Parent and Purchaser shall use their reasonable best efforts to cause the S-4 or Proxy Statement, as applicable, as so corrected to be filed with the SEC, in each case to the extent required by applicable U.S. federal securities laws.

(c) The Company and its counsel shall be given a reasonable opportunity to review and comment on the S-4 and Proxy Statement and any amendments thereto each time before any such document is filed with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Purchaser shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the S-4 or Proxy Statement, as applicable, promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Parent and Purchaser to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Parent and Purchaser or their counsel in any discussions or meetings with the SEC.

Section 9.03. Share Capital Repayment. (a) Company Required Actions. The Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts to take all actions necessary (such actions, the “SCR Pre-Conditions”) to pay the Share Capital Repayment immediately prior to the Closing in accordance with the steps set forth in Section 9.03 of the Company Disclosure Schedule or such alternative method of funding the Share Capital Repayment as Parent may consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed) (such step plan or any such alternative funding method, the “SCR Step Plan”), including, as applicable:

(i) obtaining the approval of the Share Capital Repayment by the Company’s shareholders in accordance with Section 7.02;

(ii) obtaining all required approvals of any applicable Governmental Authorities to pay the Share Capital Repayment in accordance with the SCR Step Plan;

(iii) effecting all required company actions by the Company and its Subsidiaries to cause sufficient funds to be held by the Company immediately prior to the Closing to pay the Share Capital Repayment;

(iv) following the approval by the Company’s shareholders of the Share Capital Repayment, causing the resolution regarding the Share Capital Repayment be published three times in the Swiss Official Gazette of Commerce as soon as practicable after the date of the applicable Company Shareholders Meeting, but in any event no later than five Business Days after the applicable Company Shareholders Meeting; and

(v) the Company Board recommending to file a confirmation with the commercial register of Zug, Switzerland (to be established in the form of a public deed) that all actions necessary to pay the Share Capital Repayment have been taken.

(b) Payment. (i) If all the applicable SCR Pre-Conditions have been satisfied prior to the Closing, the Company shall pay, or cause to be paid, the Share Capital Repayment (or such lesser portion thereof pursuant to clause (ii) below) immediately prior to the Closing in accordance with the SCR Step Plan.

(ii) If the Company reasonably believes that it is not possible to satisfy all the SCR Pre-Conditions prior to the Closing in order to be able to pay the full Share Capital Repayment at a CHF amount equivalent to USD$3.85 per Company Share, the Company shall have the right to cause the Share Capital Repayment to be paid at a per Company Share amount less than a CHF amount equivalent to USD$3.85 per Company Share so long as all applicable SCR Pre-Conditions have been satisfied to pay such lesser amount and such payment is otherwise made in accordance with the SCR Step Plan and paid at the time contemplated by the Section 9.03(b)(i).

(c) Parent Cooperation. Prior to the Closing, Parent shall reasonably cooperate with the Company in satisfying the SCR Pre-Conditions and in effecting the Share Capital Repayment in accordance with the SCR Step Plan; provided that in no event shall Parent be required pursuant to this Section 9.03(c) to pay any monies or provide guarantees, indemnities, margin, collateral, undertakings, credit support or enhancement or similar assurances of financial loss to Governmental Authorities or any other Person in support of the Share Capital Repayment or any payment, transfer or distribution related to thereto.

(d) Post-Closing Funding. (i) If the full amount of the Share Capital Repayment has not been paid immediately prior to the Closing, but all applicable SCR Pre-Conditions have been satisfied to pay the Share Capital Repayment (or any remaining portion thereof) as of immediately prior to the consummation of the Offer, Parent shall cause the Company to pay (x) the Share Capital Repayment less (y) any portion thereof previously paid pursuant to Section 9.03(b)(ii) in accordance with the SCR Step Plan immediately prior to the consummation of the Offer. If, on the other hand, the full amount of the Share Capital Repayment has not been paid immediately prior to the Closing and all applicable SCR Pre- Conditions to pay the Share Capital Repayment (or any remaining portion thereof) continue not to be satisfied as of immediately prior to the consummation of the Offer, Parent shall pay (x) the Share Capital Repayment less (y) any portion thereof previously paid pursuant to Section 9.03(b)(ii) immediately prior to the consummation of the Offer as follows:

(A) Parent shall use its reasonable best efforts (subject to the proviso in Section 9.03(c)) to cause the Company’s Subsidiaries to pay, transfer or otherwise distribute to the Company prior to the consummation of the Offer the maximum amount of funds that can reasonably be so paid, transferred or distributed to the Company prior to such time in order to fund the Share Capital Repayment (or any remaining portion thereof) in accordance with the SCR Step Plan (as such plan may be amended after the Closing with the approval of the Independent Directors) and Applicable Law;

(B) after giving effect to the payments, transfers and distributions contemplated by the foregoing clause (i), Parent shall lend, or cause one of its Subsidiaries to lend, PARIS RE Holdings France S.A. on the terms set forth in Exhibit F hereto (such loan, the “SCR Intercompany Loan”) the difference between (x) the aggregate Share Capital Repayment less any portion thereof previously paid pursuant to Section 9.03(b)(ii) and (y) the amount of funds held by the Company that can be legally applied to pay the Share Capital Repayment (or any remaining portion thereof) at such time;

(C) following the receipt of the proceeds of the SCR Intercompany Loan, PARIS RE Holdings France S.A. shall use such proceeds to repay all or a portion of the outstanding balances of the intercompany loans owed by PARIS RE Holdings France S.A. to the Company; and

(D) Parent shall thereafter cause the Company to distribute, immediately prior to the consummation of the Offer,

the proceeds thereof (together with any other funds then held by the Company for such purpose) to the Company’s shareholders as payment of (1) the aggregate Share Capital Repayment less (2) any portion thereof previously paid pursuant to Section 9.03(b)(ii).

(ii) The payment of the Share Capital Repayment (or any remaining portion thereof) pursuant to Section 9.03(d) is in all cases subject to, and is conditioned on Parent being reasonably satisfied that, the Offer will be consummated immediately after such payment.

Section 9.04. Certain Filings. (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the S-4, Proxy Statement, the Offer Documents, the Reply Document, the Company Disclosure Documents and such documents as are necessary to seek the Company Shareholder Approvals, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) Each document required to be filed by the Company, Parent and Purchaser with the AMF in connection with the transactions contemplated by this Agreement, and any amendments or supplements thereto, when filed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the General Rules of the AMF and will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

(c) The Company agrees that the information supplied by the Company for inclusion in the Offer Documents and the Reply Document shall not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 9.05. Public Announcements. Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the Securities Purchase Agreement or the transactions contemplated hereby and thereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the consent of the other party(ies); provided, however, that if disclosure is required by Applicable Law, Parent and Purchaser, on the one hand, and the Company, on the other hand, shall, to the extent reasonably possible, provide the other parties with prompt notice of such requirement prior to making any disclosure so that such other parties may seek an appropriate protective order; provided, further, that the foregoing shall not prohibit (a) any party from issuing any press release or making any other public statement that is consistent with (including as to nature and scope) the contents of (i) the press release issued by each of Parent and the Company in connection with the announcement of the transactions contemplated by this Agreement and the Securities Purchase Agreement and previously approved by the other party, (ii) the set of questions and answers or key messages outline mutually agreed by the Company and Parent from time to time or (iii) any public statement previously issued or made by Parent or the Company after consultation with, and with the consent of, the other party, so long as, in each case, such statement is made by such party to its traditional target audience in a manner consistent with its past practices and (b) the Company or Parent from issuing any press release or making any other public statement upon the Company Board or the Parent Board making an Adverse Company Recommendation Change or Adverse Parent Recommendation Change, respectively.

Section 9.06. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Securities Purchase Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Securities Purchase Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that (i), if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or (ii) that relate to the consummation of the transactions contemplated by this Agreement or the Securities Purchase Agreement;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Sections 8.02(a) and 8.03(a) of the Securities Purchase Agreement not to be satisfied; and

(e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to cause the conditions set forth in Sections 8.02(a) and 8.03(a) of the Securities Purchase Agreement not to be satisfied;

provided that the delivery of any notice pursuant to this Section 9.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that any noncompliance with Section 9.06(c)(i) shall not constitute the failure to be satisfied of a condition set forth in Article 8 of the Securities Purchase Agreement or give rise to any right of termination under Article 10 of this Agreement or Article 10 of the Securities Purchase Agreement; for the avoidance of doubt, it is acknowledged and agreed that breaches of representations, warranties and covenants underlying a failure of a condition referred to in Section 9.06(d) or 9.06(e) may independently constitute such a failure or give rise to such a right.

Section 9.07. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover or similar statute or regulation shall become applicable to the transactions contemplated by this Agreement or the Securities Purchase Agreement, each of the Company, Parent and Purchaser and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement and the Securities Purchase Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 9.08. Cantonal Tax Ruling. The Company shall use reasonable best efforts in supporting GmbH Purchaser and AG Purchaser in obtaining a tax ruling from the Cantonal Tax Administration of the Canton of Zug (the “Zug Tax Administration”) confirming that the acquisition of the Company by either GmbH Purchaser or AG Purchaser through the Purchase, the Offer and, if applicable, the subsequent Merger shall qualify as a corporate income tax neutral reorganization for Swiss tax purposes (the “Cantonal Tax Ruling”). In addition, the Company shall use reasonable best efforts in supporting GmbH Purchaser and/or AG Purchaser (as applicable) in obtaining an additional tax ruling from the Zug Tax Administration confirming that a functional currency other than Swiss Francs can be applied and foreign exchange effects from the translation from the functional currency to Swiss Francs will be disregarded for Swiss corporate tax purposes (the “Additional Cantonal Tax Ruling”). The Company shall promptly provide GmbH Purchaser and/or AG Purchaser (as applicable) with all information and documents necessary in connection with obtaining the Cantonal Tax Ruling and the Additional Cantonal Tax Ruling and in furtherance thereof shall promptly inform Parent, GmbH Purchaser and/or AG Purchaser (as applicable) of any developments which may affect the ruling processes.

ARTICLE 10
TERMINATION

Section 10.01.  Termination.

(a)      This Agreement may be terminated at any time prior to the Effective Time:

(i)	by mutual written agreement of the Company and Parent;

(ii)	by either the Company or Parent, if:

(A) the Securities Purchase Agreement shall have been terminated prior to the Closing;

(B) (1) the settlement (règlement-livraison) of the Offer shall not have occurred within five months after the Closing or (2) the Effective Time shall not have occurred within three months after the settlement of the Offer; provided that the right to terminate this Agreement pursuant to this Section 10.01(a)(ii)(B) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the consummation of the Offer or the Merger to occur by such time;

(C) there shall be any Applicable Law that makes consummation of the transactions contemplated by this Agreement or the Securities Purchase Agreement illegal or otherwise prohibited or if consummation of the transactions contemplated hereby or thereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction; provided that the right to terminate this Agreement pursuant to this Section 10.01(a)(ii)(C) shall not be available to any party whose failure to comply in any material respect with any provision of this Agreement has been the direct cause of, or resulted directly in, such action; or

(D) prior to the Closing, the Parent Shareholder Approvals shall not have been obtained upon a vote taken thereon at a duly convened Parent Shareholders Meeting, or any adjournment or postponement thereof at which the applicable vote was taken; provided that the right to terminate this Agreement pursuant to this Section 10.01(a)(ii)(D) shall not be available to Parent where the failure to obtain the Parent Shareholder Approvals shall have been caused by the action or failure to act of Parent, and such action or failure to act constitutes a breach by Parent under this Agreement;

(iii)	by Parent, if:

(A) prior to the Closing, there shall have occurred a 40% Differential Book Value Per Share Decline pursuant to which Parent shall have the right to terminate the Agreement pursuant to Section 2.06(e)(i)(A);

(B) prior to the Closing, there shall have been a breach by the Company of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing, the failure of the conditions set forth in Section 8.02(a) of the Securities Purchase Agreement and which breach has not been cured within 30 days following written notice thereof to the Company or, by its nature, cannot be cured within such time period; provided that, at the time of the delivery of such notice, Parent and Purchaser shall not be in material breach of its or their obligations under this Agreement or the Securities Purchase Agreement; or

(C) prior to the Closing, the Company Shareholder Approval shall not have been obtained upon a vote taken thereon at a duly convened Company Shareholders Meeting, or any adjournment or postponement thereof at which the applicable vote was taken;

(iv)	by the Company, if:

(A) prior to receipt of the Parent Shareholder Approvals, an Adverse Parent Recommendation Change shall have occurred or at any time after receipt or public announcement of a Parent Acquisition Proposal with respect to Parent, the Parent Board shall have failed to reaffirm the Parent Board

Recommendation as promptly as practicable (but in any event within five Business Days) after receipt of any written request to do so from Parent;

(B) prior to receipt of the Parent Shareholder Approvals, there shall have been a breach of Section 8.07;

(C) prior to the Closing, there shall have occurred a 40% Differential Book Value Per Share Decline pursuant to which the Company shall have the right to terminate the Agreement pursuant to Section 2.06(e)(i)(B); or

(D) prior to the Closing, there shall have been a breach by Parent or Purchaser of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Purchaser, which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing, the failure of the conditions set forth in Section 8.03(a) of the Securities Purchase Agreement and which breach has not been cured within 30 days following written notice thereof to Parent or, by its nature, cannot be cured within such time period; provided that, at the time of the delivery of such notice, neither the Company nor any Seller shall be in material breach of its or their obligations under this Agreement or the Securities Purchase Agreement.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)(i)) shall give written notice of such termination to the other party.

Section 10.02. Effect of Termination. (a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 10.01, this Agreement shall forthwith become void and of no effect, and there shall be no liability or obligation on the part of Parent, Purchaser, the Company or their respective officers, directors, employees, agents, consultants or representatives under or arising from this Agreement, except with respect to this Section 10.02 (Effect of Termination), Article 11 (Miscellaneous) and, solely to the extent this Agreement is terminated after the Closing, Sections 8.05, 8.08, 8.12, 9.03, the last sentence of Section 3.02(a) and the Confidentiality Agreements which shall survive such termination, except that no party shall be relieved or released from any liabilities or damages arising out of its (i) intentional failure to fulfill a condition to the performance of the obligations of, in the case of the Company, Parent under the Securities Purchase Agreement or, in the case of Parent, any Seller under the Securities Purchase Agreement or (ii) intentional failure to perform a covenant hereof. For the avoidance of doubt, the inaccuracy of any representation or warranty herein, in and of itself, shall not give rise to any liability.

(b) In recognition of the efforts, expenses and other opportunities foregone by the Company while structuring and pursuing the transactions contemplated by this Agreement, Parent agrees to pay a fee in the amount of US$75,000,000 (the “Parent Termination Fee”) to the Company if (i) the Company terminates this Agreement pursuant to Section 10.01(a)(iv)(A) or (ii) the Company or Parent terminates this Agreement pursuant to Section 10.01(a)(ii)(D); provided that no termination fee shall be payable by Parent if at the time of such termination the Company or any Seller shall be in material breach of its or their obligations under this Agreement or the Securities Purchase Agreement.

(c) The payment of the Parent Termination Fee shall be made by wire transfer of immediately available funds by Parent within two Business Days following the termination of this Agreement.

(d) Parent hereto agrees that the agreements contained in Section 10.02(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company would not have entered into this Agreement and that such amounts constitute liquidated damages, but not a penalty, in the event of termination of this Agreement by either party. If Parent fails promptly to pay any amount due to the Company pursuant to Section 10.02(b), it shall also pay any costs and expenses incurred by the Company in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

ARTICLE 11
MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Purchaser, to:

PartnerRe Ltd.
Wellesley House
90 Pitts Bay Road
Pembroke
HM 11
Bermuda
Attention: Amanda Sodergren
Facsimile No.: (441) 292-3060
E-mail: amanda.sodergren@partnerre.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Phillip R. Mills
Facsimile No.: (212) 450-3800
E-mail: phillip.mills@davispolk.com

if to the Company, to:

PARIS RE Holdings Limited
Poststrasse 30
Postfach 851
6301 Zug, Switzerland
Attention: Frank Papalia
Facsimile No.: +33-(1)-5643-9574
E-mail: Frank.Papalia@paris-re.com

with a copy to:

Sullivan & Cromwell LLP
24, rue Jean-Goujon
75008 Paris
France
Attention: William D. Torchiana
Facsimile No.: +33-1-7304-1010
E-mail: torchianaw@sullcrom.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 11.02. Survival. None of the representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto or in connection herewith and none of the covenants and agreements of the parties hereto contained in this Agreement to be performed prior to the Closing shall survive the Closing. The covenants and agreements of the parties hereto contained in this Agreement to be performed after the Closing shall survive the Closing until fully performed or for the shorter period explicitly specified therein.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that (i) (A) after the Closing, no amendment shall be made (x) subject to Section 2.06(e)(i)(A), that decreases the Per Share Consideration or the Per Warrant Consideration or the Share Capital Repayment or (y) to Sections 8.05, 8.08, 8.12, 9.03 or the last sentence of Section 3.02(a) and (B) any such amendment shall require the approval of a majority of the Independent Directors and (ii) after the earlier of either: (1) receipt of any Company Shareholder Approval or (2) the receipt of the Parent Shareholder Approvals, there shall be no amendment or waiver that would require further approval of the relevant shareholders under Applicable Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that except as provided in the Securities Purchase Agreement in no event shall costs or expenses of any Seller be paid or reimbursed by the Company.

Section 11.05. Disclosure Schedule References; Disclosure Document References. (a) The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) would be readily apparent to a reasonable person who has read that reference and such representations and warranties (or covenants, as applicable), without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

(b) The parties hereto agree that any information contained in any part of any Company AMF Document or Parent SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the applicable party’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; provided that in no event shall any information contained in any part of any Company AMF Document or Parent SEC Document entitled “Risk Factors” or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Sections 8.05 and 8.08, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Sections 8.05 and 8.08, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. Notwithstanding any provisions hereof to the contrary, each of the Company, Parent and Purchaser agrees and acknowledges that the Indemnified Persons are intended third party beneficiaries of Sections 8.05 and 8.08 of this Agreement and any other provision hereof relating to the liability of directors and officers and may enforce the terms thereof.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that each party may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time and, after the consummation of the Offer, to any Person; provided that no such transfer or assignment shall relieve such party of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to such party or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state, provided, however, that for the avoidance of doubt the parties recognize that (x) the Company is a Swiss corporation and that as a result the Company’s organization and internal affairs, including the relationships between the Company, the Company Board and the Company shareholders, are governed by principles of Swiss corporate law, and (y) Parent is a Bermuda corporation, and that as a result the Parent’s organization and internal affairs, including the relationships between Parent, the Parent Board and Parent’s shareholders, are governed by principles of Bermuda corporate law, and due recognition thereof should in each case be taken into account hereunder.

Section 11.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York, so long as such court shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions in any manner provided by Applicable Law.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement and the Confidentiality Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York, in addition to any other remedy to which they are entitled at law or in equity.

  [The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

PARIS RE HOLDINGS LIMITED

By:	/s/ Hans-Peter Gerhardt
Name: Hans-Peter Gerhardt
Title: Chief Executive Officer

PARTNERRE LTD.

By:	/s/ Patrick Thiele
Name: Patrick Thiele
Title: Chief Executive Officer

ANNEX A

Notwithstanding any other provision of this Agreement, Purchaser shall not be required to file the Offer with the AMF if:

(a) Any provision of any Applicable Law shall prohibit the consummation of the Offer or the Merger;

(b) (i) The Parent Shares shall not have been approved for listing on such European Union stock selected by Parent pursuant to Section 8.10 or (ii) the Parent Shares to be issued in the Offer and the Merger shall not have been approved for listing on the NYSE, subject to official notice of issuance;

(c) The S-4 shall not have become effective under the 1933 Act, or, in Parent’s reasonable judgment, there is a reasonable basis to believe that the S-4 would not be declared effective prior to the consummation of the Offer, or any stop order suspending the effectiveness of the S-4 shall have been issued or any proceedings for that purpose shall have been initiated or threatened by the SEC;

(d) Parent shall not have obtained exemptive and no-action relief from the SEC permitting Purchaser to commence and consummate the Offer in compliance with the General Rules of the AMF;

(e) Parent has a reasonable basis to believe that the opinion of the Independent Expert to be rendered in connection with the Offer on the terms proposed would not satisfy the requirements set forth in article 2, 9°) of AMF Instruction n°2006-08, dated July 25, 2006; or

(f) The Offer on the terms proposed shall not have been declared compliant by the AMF, or the AMF shall have imposed any requirement which if not satisfied would require a cash alternative in accordance with the provisions of article 231-8 of the General Regulation of the AMF (other than the requirements already accepted by Parent in its letter to the AMF dated June 30, 2009).

EXHIBIT A

Material Terms of Offer

The Offer shall comply with Applicable Law, including, without limitation, the applicable provisions of French law, the General Rules of the AMF and applicable US tender offer rules. The main terms and conditions of the Offer outlined below shall, to the extent applicable, apply to both the French and the U.S. offer.

Offeror:	Purchaser.
Nature of the Offer:	Simplified share exchange offer (offre publique d’échange simplifiée) to acquire all outstanding Company Shares and Company Warrants not owned by Purchaser immediately prior to the Offer.
Condition to the closing of the Offer:	None.
Offer Consideration:	0.300 Parent Shares for each Company Share validly tendered; and 0.167 Parent Shares for each Company Warrant validly tendered.
Targeted Company Shares and Company Warrants:
After giving effect to the transactions contemplated by the Securities Purchase Agreement, any and all of the outstanding:
• Company’s common bearer shares, CHF 4.51 par value per share; and
• Company’s Series A Warrants.

Adjustments:	In accordance with Sections 2.03, 2.06 and 2.07 of the Transaction Agreement.
Dividend Protection	In accordance with Section 2.07 of the Transaction Agreement.
Voting Rights of the Parent Shares to be issued in connection with the Offer:	Subject to the Parent’s bye-laws, each Parent Share shall confer the right to cast one vote on all matters brought before the shareholders.

Dividend rights attached to Parent Shares to be issued in connection with the Offer:	The Parent Shares issued in the Offer shall be eligible for dividends on Parent Shares having a record date after the issuance thereof.
Listing and quotation:	In accordance with Section 8.10 of the Transaction Agreement.
Independent Expert:	Promptly following the date hereof, the Company will appoint an independent expert from a list of individuals set forth on Section 2.02(b) of the Company Disclosure Schedule.
Final Offer Recommendation:
As soon as practicable after the Offer Filing Date and no later than five trading days following the publication by the AMF of the statement of compliance (déclaration de conformité), the Company’s Board of Directors shall make a formal recommendation regarding the benefits or consequences of the Offer for the Company, its shareholders and employees.

Offer timetable:
•  Offer Filing Date to occur as promptly as practicable after the Closing;

•  As soon as practicable after the Offer Filing Date and no later than five trading days following the publication by the AMF of the statement of compliance (déclaration de conformité), filing with the AMF by the Company of the Reply Document;

•  The expiration date of the Offer shall be the 15th Business Day following the opening of the Offer, subject to the AMF’s authority to set or to extend the expiration date of the Offer; and

•  The delivery and settlement of the Offer shall occur as promptly as practicable after the expiration date

Withdrawal of the Offer:
Pursuant to Article 232-11 of the General Rules of the AMF, Purchaser shall have the right to withdraw the Offer only:  (a) within five (5) Business Days following the date of the publication by the AMF of the timetable for a competing offer or for an improved offer by a competing bidder; or (b) with the prior approval of the AMF, if the Company adopts measures that modify the Company’s substance (modifiant sa consistance) or if the Offer becomes irrelevant (sans objet) under French law.

Liquidity Arrangement:
French Participants who are holders of the Company Options shall have the opportunity to become parties to a Liquidity Agreement allowing them to exchange Company Shares (or shares of Purchaser) delivered in connection with such Company Options for Parent Shares.